                                                                    EXHIBIT 4.19

                               EMC HOLDINGS, INC.

                        13.25% Senior Subordinated Notes
                              due December 30, 1999

                         Common Stock Purchase Warrants

                       NOTE AND WARRANT PURCHASE AGREEMENT

                          Dated as of October 25, 1989

                                TABLE OF CONTENTS

Section                                                                                                        Page
1.       Authorization of Notes and Warrants..............................................................      1

2.       Sale and Purchase of Notes and Warrants..........................................................      1

3.       Closing           ...............................................................................      2

4.       Conditions to Closing............................................................................      3

         4.1.              Representations and Warranties.................................................      3
         4.2.              Performance; No Default........................................................      3
         4.3.              Compliance Certificate.........................................................      3
         4.4.              Opinions of Counsel............................................................      4
         4.5.              Bank Credit Agreement..........................................................      4
         4.6.              Stockholders Agreement.........................................................      4
         4.7.              Pledge Agreements..............................................................      4
         4.8.              Intercreditor Agreement........................................................      5
         4.9.              Recapitalization...............................................................      5
         4.10.             Legal Investment...............................................................      6
         4.11.             No Adverse U.S. Legislation, Action
                             or Decision, etc.............................................................      7
         4.12.             Compliance with Securities Laws................................................      7
         4.13.             No Actions Pending.............................................................      7
         4.14.             Proceedings and Documents......................................................      7
         4.15.             Structuring Fee................................................................      7

5.       Representations and Warranties...................................................................      8

         5.1.              Organization, etc..............................................................      8
         5.2.              Subsidiaries...................................................................      8
         5.3.              Qualification..................................................................      8
         5.4.              Business; Financial Statements.................................................      9
         5.5.              Changes, etc...................................................................      9
         5.6.              Capital Stock and Related Matters..............................................     10
         5.7.              Tax Returns and Payments.......................................................     11
         5.8.              Short-Term Borrowing and Funded Debt...........................................     12
         5.9.              Title to Properties............................................................     12
         5.10.             Litigation.....................................................................     12
         5.11.             Compliance with Other Instruments, etc.........................................     13
         5.12.             Governmental Consents, etc.....................................................     14
         5.13.             Patents, Trademarks, Authorizations, etc.......................................     14
         5.14.             Offering of Notes and Warrants.................................................     14
         5.15.             Representations in the Bank
                             Credit Agreement.............................................................     14
         5.16.             Certain Fees...................................................................     15
         5.17.             Federal Reserve Regulations....................................................     15
         5.18.             Investment Company.............................................................     15

Section                                                                                                        Page
         5.19.             Public Utility Holding Company Act.............................................     15
         5.20.             Federal Power Act..............................................................     16
         5.21.             Interstate Commerce Act........................................................     16
         5.22.             Compliance with ERISA..........................................................     16
         5.23.             Foreign Assets Control Regulations, etc........................................     18
         5.24.             Use of Proceeds................................................................     18
         5.25.             Disclosure.....................................................................     18

6.       Purchase for Investment; Source of Funds.........................................................     19

         6.1.              Purchase for Investment........................................................     19
         6.2.              Source of Funds................................................................     19

7.       Financial and Reporting Covenants
           Applicable to the Notes........................................................................     19

         7.1.              Financial Statements and Reports...............................................     19
         7.2.              Inspection; Confidentiality....................................................     24

8.       Business Covenants Applicable to the Notes.......................................................     25

         8.1.              Funded Debt....................................................................     25
         8.2.              Liens, etc.....................................................................     28
         8.3.              Restricted Payments............................................................     31
         8.4.              Leverage Ratio; Interest Coverage
                             Ratio; Fixed Charge Coverage Ratio...........................................     32
         8.5.              Operating and Capital Leases...................................................     34
         8.6.              Corporate Existence, etc.......................................................     34
         8.7.              Subsidiary Stock and Indebtedness..............................................     35
         8.8.              Consolidation, Merger, Sale of Assets, etc.....................................     36
         8.9.              Loans, Advances and Investments................................................     40
         8.10.             Transactions with Affiliates...................................................     41
         8.11.             Payment of Taxes and Claims;
                             Tax Consolidation............................................................     41
         8.12              Compliance with ERISA..........................................................     42
         8.13.             Compliance with Laws, etc......................................................     44
         8.14.             Maintenance of Properties; Insurance...........................................     44
         8.15.             Amendment of Operative Agreements..............................................     44
         8.16.             Maintenance of ESOP............................................................     45
         8.17.             Additional Subsidiary Pledge Agreements........................................     45

9.       Prepayment of Notes..............................................................................     45

         9.1.              Required Scheduled Prepayments.................................................     45
         9.2.              Optional Prepayments Without Premium...........................................     46
         9.3.              Optional Prepayment of Notes with Premium......................................     46
         9.4.              Required Prepayment Upon Change
                             of Control With Premium......................................................     47
         9.5.              Notice of Certain Prepayments;

Section                                                                                                        Page
                             Officers' Certificate........................................................     47
         9.6.              Allocation of Partial Prepayments..............................................     48
         9.7.              Maturity; Surrender............................................................     48
         9.8.              Acquisition of Notes...........................................................     48

10.      Subordination of Notes...........................................................................     49

         10.1.             General........................................................................     49
         10.2.             Subordinated and Superior Debt.................................................     49
         10.3.             Default in Respect of Superior Debt............................................     49
         10.4.             Insolvency, etc................................................................     51
         10.5.             Turnover of Payments...........................................................     52
         10.6.             No Prejudice or Impairment.....................................................     53
         10.7.             Payment of Superior Debt, Subrogation, etc.....................................     53
         10.8.             Miscellaneous..................................................................     53

11.      Registration, Transfer and Substitution of Notes.................................................     54

         11.1.             Note Register; Ownership of Notes..............................................     54
         11.2.             Transfer and Exchange of Notes.................................................     54
         11.3.             Replacement of Notes...........................................................     55

12.      Payments on Notes................................................................................     55

         12.1.             Place of Payment...............................................................     55
         12.2.             Home Office Payment............................................................     55

13.      Events of Default; Acceleration..................................................................     56

14.      Remedies on Default, etc.........................................................................     59

15.      Definitions       ...............................................................................     60

         15.1.             Certain Defined Terms..........................................................     60
         15.2.             Accounting Terms...............................................................     76

16.      Expenses, etc.    ...............................................................................     76

17.      Survival of Representations and Warranties.......................................................     77

18.      Amendments and Waivers...........................................................................     77

19.      Indemnification   ...............................................................................     78

20.      Notices, etc.     ...............................................................................     79

21.      Specific Performance.............................................................................     80

22.      Miscellaneous     ...............................................................................     80

Section                                                                                                        Page

Schedule of Purchasers
EXHIBIT A                  Form of Senior Subordinated Note

EXHIBIT B                  Form of Warrant

EXHIBIT C-1                Form of opinion of Shearman & Sterling

EXHIBIT C-2                Form of Opinion of Eckert Seamans Cherin
                           & Mellott

EXHIBIT C-3                Form of Opinion of Special Counsel for
                           the Purchasers

EXHIBIT D                  Form of Stockholders Agreement

EXHIBIT E-1                Form of Pledge Agreement

EXHIBIT E-2                Form of Subsidiary Pledge Agreement

EXHIBIT F                  Form of Intercreditor Agreement

EXHIBIT G                  Pro Forma Capitalization Table

EXHIBIT H                  List of Subsidiaries

EXHIBIT I                  Litigation

                               EMC HOLDINGS, INC.

                          300 Sixth Avenue - Suite 800
                              Pittsburgh, PA 15222

                                                  Dated as of October 25, 1989

TO EACH OF THE PURCHASERS
  LISTED IN THE ATTACHED
  SCHEDULE OF PURCHASERS

Dear Sirs:

                  EMC HOLDINGS, INC., a Delaware corporation (the "Company"), hereby agrees with you as follows:

                  1. Authorization of Notes and Warrants. The Company will authorize the issue and sale of (a) $25,000,000 aggregate principal amount of its 13.25% Senior Subordinated Notes due December 30, 1999 (the "Notes", such term to include any such notes issued in substitution therefor), to be substantially in the form set forth in Exhibit A, with such changes therefrom, if any, as may be approved by you and the Company, and (b) Common Stock Purchase Warrants (the "Warrants", such term to include any such warrants issued in substitution therefor), to be substantially in the form set forth in Exhibit B, for the purchase of an aggregate of 5,956,079 shares of the Company's Class B Common Stock, par value $.0001 per share (the "Class B Common Stock"), at a purchase price of $0.0001 (one hundredth of one cent) per share, subject to adjustment, at any time or from time to time prior to 3:00 P.M., New York City time, on October 26, 1999 (or such later date as may be determined pursuant to the Warrants). References to an "Exhibit" are, unless otherwise specified, to one of the exhibits attached to this Agreement and references to a "section" are, unless otherwise specified, to one of the sections of this Agreement.

                  2. Sale and Purchase of Notes and Warrants. Subject to the terms and conditions of this Agreement, the Company will issue and sell to you and you will purchase from the Company, at the Closing provided for in section 3, (a) Notes in the principal amount specified opposite your name in the schedule of purchasers at the end hereof (the "Schedule of Purchasers") at the purchase price of 100% of the principal amount of such Notes and (b) Warrants for the purchase of the number of shares of Common Stock specified opposite your name in the Schedule of Purchasers at the purchase price for such Warrants of $1.29 per share of Common Stock initially issuable upon exercise thereof. Contemporaneously herewith the Company is entering into a separate Note and Warrant Purchase Agreement (the "Other Agreement") identical to this Agreement with the other purchaser (the "Other Purchaser") named in the Schedule of Purchasers, providing for the sale to the Other Purchaser of the Notes and Warrants specified opposite its name in the Schedule of Purchasers. You and the Other Purchaser are herein referred to collectively as the "Purchasers" and individually as a "Purchaser". You and the Company agree (as contemplated by proposed Treasury Regulations section 1.1273-2(d)(2)(iv)) for U.S. federal tax purposes that (i)(a) the present value of all payments under each of the Notes, using the discount rate based on yields which you and the Company agree are the original yields of comparable debt instruments not issued as part of an investment unit (which rate is not less than the applicable federal rate on the date the Notes are issued), is equal to 100% of the principal amount of each such Note and (b) the aggregate "issue price" under section 1273(b) of the Code of all of the Notes to be issued to you hereunder is the original principal amount of such Notes; and (ii) the aggregate purchase price under section 1273(b) of the Code of all of the Warrants to be issued to you hereunder is the purchase price to be paid by you for such Warrants. You and the Company agree to use the foregoing for all U.S. federal income tax purposes with respect to this transaction.

                  3. Closing. The sales of the Notes and the Warrants to be purchased by you and the Other Purchaser shall take place at a closing (the "Closing") to be held at the offices of Shearman & Sterling, 599 Lexington Avenue, New York, New York 10022 at 10:00 A.M., New York time, on October 26, 1989 or on such other Business Day thereafter as may be agreed upon by the Company and you and the Other Purchaser (such date the "Closing Date"). At the Closing, the Company will deliver to you (a) the Notes to be purchased by you, in the form of a single Note (or such greater number of Notes as you may request in denominations of at least $1,000,000), dated the Closing Date and registered in your name (or in the name of your nominee), and (b) the Warrants to be purchased by you, in the form of a single Warrant (or such greater number of Warrants as you may request in denominations of at least 500,000 shares per Warrant), dated the Closing Date and registered in your name (or in the name of your nominee), against delivery by you to the Company of immediately available funds in the amount of the aggregate purchase price therefor. If at the Closing the Company shall fail to tender the Notes and Warrants to be purchased by you as provided above in this section 3, or any of the conditions specified in section 4 shall not have been fulfilled to your satisfaction, you shall, at your option, be relieved of all further obligations under this Agreement, without thereby waiving any other rights you may have by reason of such failure or such nonfulfillment.

                  4. Conditions to Closing. Your obligation to purchase and pay for the Notes and Warrants to be sold to you at the Closing is subject to the fulfillment to your satisfaction, prior to or at the Closing, of the following conditions:

                  4.1. Representations and Warranties. The representations and warranties of the Company contained in this Agreement and those made in any Officers' Certificate delivered in connection with the transactions contemplated by this Agreement shall be correct when made and at the time of the Closing, except as affected by the consummation of such transactions.

                  4.2. Performance: No Default. The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing. At the time of the Closing, no Event of Default or Potential Event of Default shall have occurred and be continuing.

                  4.3. Compliance Certificate. The Company shall have delivered to you an Officers' Certificate, dated the Closing Date, certifying that the conditions specified in sections 4.1 and 4.2 have been fulfilled and demonstrating that, after giving effect to the issuance of all of the Notes and the Warrants, the Company will be in compliance with the most stringent limitations on the incurrence or maintenance of Funded Debt contained in any instrument or agreement applicable to or binding on the Company or any Subsidiary or certifying that a complete and correct copy of a waiver or waivers of compliance with such limitations is attached to such Officers' Certificate.

                  4.4. Opinions of Counsel. You shall have received favorable opinions, dated the Closing Date, (a) from Shearman & Sterling, special counsel to the Company, substantially in the form set forth in Exhibit C-1, and covering such other matters incident to the transactions contemplated by this Agreement as you or your special counsel may reasonably request, (b) from Eckert Seamans Cherin & Mellott, counsel to the Company, substantially in the form set forth in Exhibit C-2, and covering such other matters incident to the transactions contemplated by this Agreement as you or your special counsel may reasonably request, (c) from counsel to one or more of the Merrill Companies, covering such matters incident to the transactions contemplated by this Agreement as you or your special counsel may reasonably request, and (d) from Debevoise & Plimpton, your special counsel in connection with such transactions, substantially in the form set forth in Exhibit C-3, and covering such matters incident to such transactions as you may reasonably request.

                  4.5. Bank Credit Agreement. The Bank Credit Agreement shall have been duly executed and delivered by the Company, the Banks and the Agent and shall be in full force and effect, and no term thereof shall have been amended, modified or waived except with your prior written consent. You and your special counsel shall have received complete and correct copies of the Bank Credit Agreement as executed, together with all exhibits and schedules thereto, and of each closing document required to be delivered or filed in connection therewith (including, without limitation, pursuant to Article VII thereof). At the time of the Closing, the Company shall have received the proceeds of the Term Loan in the principal amount of $36,175,000.

                  4.6. Stockholders Agreement. A Stockholders Agreement substantially in the form of Exhibit D (the "Stockholders Agreement") shall have been duly executed and delivered by the Company, the ESOP, each of the Purchasers, each of the Persons listed in Schedule 1 thereto and each of the Merrill Companies and shall be in full force and effect.

                  4.7. Pledge Agreements. A pledge agreement substantially in the form of Exhibit E-1 (the "Pledge Agreement") shall have been duly executed and delivered by the Company, and a pledge agreement substantially in the form of Exhibit E-2 shall have been duly executed and delivered by each of EMC and NCG (each individually a "Subsidiary Pledge Agreement" and collectively the "Subsidiary Pledge Agreements", and, together with the Pledge Agreement, the "Pledge Agreements"), and the Pledge Agreements shall be in full force and effect and shall create valid and, assuming possession by the holders of the Notes or their designated agent of the securities pledged pursuant to such Pledge Agreements, perfected second security interests in all of the outstanding capital stock of EMC, NCG and the other Subsidiaries for the benefit of the holders of the Notes, subject only to the Lien of the First Pledge Agreements.

                  4.8. Intercreditor Agreement. An Intercreditor Agreement substantially in the form of Exhibit F (the "Intercreditor Agreement") shall have been executed and delivered by each of the Banks, the Agent and each of the Purchasers.

                  4.9. Recapitalization. The following transactions shall have been consummated on the Closing Date: The Company shall have contributed to the ESOP 50,000 shares of its newly created Series A 10.19% Convertible Preferred Stock, without par value (the "Preferred Stock"), convertible into 771,854 shares of Class A Common Stock and having a fair market value of $5,000,000 as determined by the ESOP's financial advisor. The proceeds of the Term Loan under the Bank Credit Agreement shall have been loaned by the Company to the ESOP, and the ESOP shall have applied the proceeds of such loan to the purchases of 3,685,604 shares of Class A Common Stock from existing stockholders of the Company for a purchase price of $19,100,000 and 170,750 shares of the Preferred Stock (convertible into 2,635,882 shares of Class A Common Stock) from the Company for a purchase price of $17,075,000. Certain existing stockholders of the Company shall have exchanged 2,282,696 shares of Class A Common Stock for an equal number of shares of Class C Common Stock. The Company shall have redeemed or repurchased from certain of its employees (a) options to purchase in the aggregate 421,341 shares of Class B Common Stock for a purchase price of $793,100 and (b) 336,943 shares of Class A Common Stock for a purchase price of $1,746,148. Options to acquire an additional 28,659 shares of Class A Common Stock shall have been adjusted into options to acquire an equal number of shares of Class C Common Stock and shall have been exercised at the exercise price of $3.30 per share of Class C Common Stock. The Company shall have repurchased from Merrill Lynch Interfunding Inc. an option to acquire 2,121,176 shares of Class B Common Stock. Simultaneously with the Closing (but at a stage subsequent to the issuance of the Notes and the Warrants), EMC Recapitalization, Inc. will merge into the Company, with the Company being the surviving corporation, and in connection with such merger the Company will be recapitalized as follows: (i) the outstanding Class B Common Stock will be converted into $26,576,725 in cash and 2,355,920 shares of Class B Common Stock, (ii) the outstanding shares of Class C Common Stock will be converted into $2,978,197 in cash and 6,977,056 shares of Class B Common Stock, and (iii) the Class A Common Stock, the Preferred Stock and the Warrants will remain issued and outstanding without any adjustment, modification or alteration of the terms thereof. Immediately following the merger and recapitalization of the Company described in the preceding sentence, Merrill Lynch Interfunding Inc. will purchase 874,457 shares of Class B Common Stock from the Company for a purchase price of $1,128,000. All of the documents effecting such transactions shall be satisfactory to you in substance and form, and you shall have received true and correct copies thereof. The recapitalization of the Company after giving effect to all of such transactions and the issue and sale of the Notes and Warrants shall be as set forth in the pro forma capitalization table set forth in Exhibit G.

                  4.10. Legal Investment. On the Closing Date, your purchase of the Notes and the Warrants (a) shall not be prohibited by any applicable law or governmental regulation (including, without limitation, Regulation G, T, U or X of the Board of Governors of the Federal Reserve System), (b) shall not subject you to any penalty or, in your reasonable judgment, other onerous condition by reason of any change after the date of this Agreement in any applicable law or governmental regulation, and (c) shall be permitted by laws and regulations of the jurisdictions to which you are subject without, in the case of the Notes, recourse to provisions (such as section 1405(a)(8) of the New York Insurance
Law) permitting limited investments by life insurance companies in securities not otherwise legally eligible for investment.

                  4.11. No Adverse U.S. Legislation, Action or Decision, etc. No legislation shall have been enacted by either house of Congress, no other action shall have been taken by any United States governmental authority, whether by order, regulation, rule, ruling or otherwise, and no decision shall have been rendered by any court of competent jurisdiction in the United States, which would materially and adversely affect the Notes or the Warrants being purchased by you hereunder as an investment.

                  4.12. Compliance with Securities Laws. The offering and sale of the Notes and the Warrants to be issued at the Closing and all of transactions effected at the time of the Closing as described in section 4.8 shall have complied with all applicable requirements of federal and state securities laws and you shall have received evidence thereof reasonably satisfactory to you.

                  4.13. No Actions Pending. There shall be no suit, action, investigation, inquiry or other proceeding by any governmental body or any other Person or any other legal or administrative proceeding pending or threatened which (a) seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, any transaction contemplated by this Agreement, or (b) is related to this Agreement and would, in your reasonable opinion, have a reasonable likelihood of having a materially adverse effect on either of the parties hereto or any transaction contemplated hereby.

                  4.14. Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to you and your special counsel, and you and your special counsel shall have received all such counterpart originals or certified or other copies of such documents as you or they may reasonably request.

                  4.15. Structuring Fee. At the Closing the Company shall have paid to you (or to such other Person designated by you) by wire transfer of immediately available funds for credit to your account specified in the Schedule of Purchasers or such other account as may be designated prior to the Closing a structuring fee in the amount of 0.5% of the aggregate principal amount of the Notes purchased by you at the Closing.

                  5. Representations and Warranties. The Company represents and warrants that:

                  5.1. Organization, etc. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into this Agreement and the Operative Agreements to which it is a party, to issue and sell the Notes and Warrants and otherwise to carry out the transactions contemplated by this Agreement and the Operative Agreements to which it is a party.

                  5.2. Subsidiaries. Exhibit H correctly lists as to each Subsidiary on the date of this Agreement (a) its name, (b) the jurisdiction of its incorporation, (c) the percentage of its issued and outstanding shares owned by the Company or another Subsidiary (specifying such other Subsidiary), and (d) the date through which the federal income tax liabilities of such Subsidiary have been finally determined by the Internal Revenue Service and satisfied, or through which the time for audit has expired. Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted and, in the case of EMC, to enter into the Operative Agreements to which it is a party and otherwise to carry out the transactions contemplated by such Operative Agreements. All the outstanding shares of capital stock of each Subsidiary are validly issued, fully paid and nonassessable, and all such shares indicated in Exhibit H as owned by the Company or by any other Subsidiary are so owned beneficially and of record by the Company or by such other Subsidiary free and clear of any Lien other than the Lien of the First Pledge Agreements and the Second Pledge Agreements.

                  5.3. Qualification. Each of the Company and its Subsidiaries is duly qualified and in good standing as a foreign corporation authorized to do business in each jurisdiction (other than the jurisdiction of its incorporation) in which the nature of its activities or the character of the properties it owns or leases makes such qualification necessary and in which the failure so to qualify would have a materially adverse effect on the Company and its Subsidiaries, taken as a whole.

                  5.4. Business; Financial Statements. The Company has delivered to you complete and correct copies of (a) a confidential memorandum entitled "Financing Proposal - Leveraged Recapitalization of EMC Holdings, Inc./Education Management Corporation," dated June 1989, prepared by the Company and Merrill Lynch Capital Partners, Inc. for use in connection with the leveraged recapitalization of EMC Holdings, Inc., comprised in part of the Company's private placement of the Notes and the Warrants (the "Memorandum"),
(b) the audited consolidated balance sheets of the Company and its Subsidiaries as at June 30 in each of the years 1987 and 1988 and the related statements of income, stockholders' investment and changes in financial position for the fiscal years then ended and the audited consolidated balance sheet of the Company and its Subsidiaries as at June 30, 1989 and the related statements of income, stockholders' investment and cash flows for the fiscal year then ended (the "Audited Financial Statements"), accompanied in each case by the opinion thereon of Arthur Andersen & Co., independent public accountants, (c) the audited historical consolidated balance sheets of the Company and its Subsidiaries as at June 30 in each of the years 1984 through 1987 and related consolidated statements of income, stockholders' investment and changes in financial position for the fiscal years then ended (the "Historical Financial Statements", and, together with the Audited Financial Statements, the "Financial Statements"), and (d) projected yearly balance sheets and statements of income and cash flow for the fiscal years ending on June 30 in the years 1990 through 1999 (the "Projections"). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods specified (except as otherwise specifically disclosed therein) and present fairly the financial position of the Company and its consolidated Subsidiaries as of the respective dates specified and the results of their operations and changes in financial position for the respective periods specified. The Projections were prepared in good faith on the basis of assumptions stated therein, which assumptions were fair in the light of conditions existing at the time of delivery of such Projections.

                  5.5. Changes, etc. Since June 30, 1989, (a) there has been no change in the assets, liabilities or financial condition of the Company or any of its Subsidiaries, other than changes in the ordinary course of business which have not been, either in any case or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole, (b) neither the business, operations or affairs nor any of the properties or assets of the Company or any of its Subsidiaries have been affected by any occurrence or development (whether or not insured against) which has been, either in any case or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole, and
(c) neither the Company nor any Subsidiary has directly or indirectly declared, ordered, paid, made or set apart any sum or property for any Restricted Payment or agreed to do so (other than the Restricted Payments to be made on the Closing Date as described in section 4.9.

                  5.6. Capital Stock and Related Matters. At the time of the Closing and after giving effect to the other transactions contemplated by section 4.9, the authorized capital stock of the

Company will consist of (a) 25,000,000 shares of Class A Common Stock, of which
(i) 3,685,604 shares will be issued and outstanding and (ii) 3,407,736 shares will be reserved for issuance upon conversion of the Preferred Stock, (b) 17,000,000 shares of Class B Common Stock, of which (i) 10,207,433 shares will be issued and outstanding and (ii) 5,956,079 shares will be reserved for issuance upon exercise of the Warrants, and (c) 1,000,000 shares of blank check preferred stock, of which 220,750 shares will be issued and outstanding in the form of the Preferred Stock. At the time of the sale of the Notes and the Warrants and after giving effect to the other transactions contemplated by this Agreement, all outstanding shares of Common Stock and Preferred Stock will be validly issued, fully paid and nonassessable, except that shares held by the ESOP may not be considered to be fully paid until such shares become vested. At the time of the Closing and immediately after giving effect to the other transactions contemplated by this Agreement, the Company will not have outstanding stock or securities convertible into or exchangeable or exercisable for any shares of its capital stock, nor will it have outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, any shares of capital stock or any securities convertible into or exchangeable or exercisable for any shares of capital stock, except the Warrants and the Preferred Stock. At the time of the Closing and after giving effect to the other transactions contemplated by this Agreement, the Company will not be subject to any obligation (contingent or otherwise) to redeem, purchase or otherwise acquire or retire any shares of its capital stock, except as contemplated by the Management Exchange and Repurchase Agreements, the Stockholders Agreement and the ESOP. At the time of the Closing and after giving effect to the other transactions contemplated by this Agreement, the Company will not be a party to or have knowledge of any agreement (except as set forth in this Agreement, the Stockholders Agreement and the Warrants) restricting the transfer of any shares of the capital stock of the Company. The Company is not required to file, nor has it filed, pursuant to section 12 of the Exchange Act, a registration statement relating to any class of debt or equity securities.

                  5.7. Tax Returns and Payments. The Company and its Subsidiaries have filed all tax returns required by law to be filed by them and have paid all taxes, assessments and other governmental charges levied upon the Company and its Subsidiaries and any of their respective properties, assets, income or franchises which are due and payable, other than those presently payable without penalty or interest, and other than such additional taxes, assessments and other governmental changes which might result, either in any case or in the aggregate, in any adverse change in the business, affairs, condition (financial or other), assets, properties or operations of the Company and its Subsidiaries taken as a whole. To the best knowledge of the Company, there are no tax Liens upon any assets of the Company except for statutory Liens for taxes accruing but not yet due and payable. The federal income tax liabilities of the Company and its Subsidiaries have been finally determined by the Internal Revenue Service and satisfied, or the time for audit has expired, for all fiscal periods through the respective dates specified in Exhibit H. The charges, calls and reserves on the books of the Company and its Subsidiaries in respect of federal and state income taxes for all fiscal periods are adequate in the opinion of the Company, and the Company knows of no unpaid assessment for additional federal or state income taxes for any period or any basis for any such assessment.

                  5.8. Short-Term Borrowing and Funded Debt. Exhibit G correctly sets forth, as of the date hereof, all Short-Term Borrowing and Funded Debt of the Company and its Subsidiaries outstanding or proposed to be outstanding at the Closing, after giving effect to the transactions contemplated by this Agreement, or for which the Company or any Subsidiary has commitments, and identifies the collateral securing any such Short-Term Borrowing and Funded Debt. Neither the Company nor any Subsidiary is in default with respect to any Short-Term Borrowing and Funded Debt or any instrument or agreement relating thereto, and no instrument or agreement applicable to or binding on the Company or any Affiliate of the Company contains any restrictions on the incurrence by the Company of additional Funded Debt except the Bank Credit Agreement.

                  5.9. Title to Properties. As of the Closing and after giving effect to the transactions contemplated by this Agreement, the Company and its Subsidiaries will have good and sufficient title to their respective properties and assets, including the properties and assets reflected in the financial statements as of June 30, 1989 referred to in section 5.4 (other than properties and assets sold or otherwise disposed of in the ordinary course of business, and other than the dormitory sold by the Art Institute of Fort Lauderdale, Inc. to
E. Gerald Cooper on September 15, 1989, free and clear of all Liens except Liens permitted by section 8.2. The Company and its Subsidiaries enjoy peaceful and undisturbed possession under all leases necessary in any material respect for the operation of their respective properties and assets, and all such leases are valid and subsisting and are in full force and effect. Except to perfect and protect security interests of the character permitted by section 8.2, and lessors' interests under leases permitted by section 8.5, no presently effective financing statement under the Uniform Commercial Code which names the Company or any Subsidiary as debtor or lessee is on file in any jurisdiction, and neither the Company nor any Subsidiary has signed any presently effective financing statement or any presently effective security agreement authorizing any secured party thereunder to file any such financing statement.

                  5.10. Litigation. There is no action, proceeding or investigation pending or, to the best knowledge of the Company, threatened (or any basis therefor known to the Company) which questions the validity or legality of or seeks damages in connection with this Agreement, the Notes, the Warrants or the Operative Agreements, or any action taken or to be taken pursuant to this Agreement, the Notes, the Warrants or the Operative Agreements, and, except as set forth in Exhibit I, there is no action, proceeding or investigation pending or, to the best knowledge of the Company, threatened which might result, either in any case or in the aggregate, in any adverse change in the business, affairs, condition (financial or other), assets, properties or operations of the Company or any of its Subsidiaries which would be material to the Company and its Subsidiaries taken as a whole, or in any liability on the part of the Company or any of its Subsidiaries which would be material to the Company and its Subsidiaries taken as a whole.

                  5.11. Compliance with Other Instruments, etc. Neither the Company nor any of its Subsidiaries is in violation of any term of its certificate or articles of incorporation or by-laws. Neither the Company nor any of its Subsidiaries is in violation of any term of any agreement or instrument to which it is a party or by which it or any of its properties or assets is bound or any term of any applicable law, ordinance, rule or regulation of any governmental authority or any term of any applicable order, judgment or decree of any court, arbitrator or governmental authority (including, without limitation, any law, ordinance, rule, regulation, or order relating to environmental health and safety standards, or equal employment practice requirements), the consequences of any of which foregoing violations might have a material adverse affect on the business, affairs, condition (financial or other), assets, properties or operations of the Company and its Subsidiaries, taken as a whole; the execution, delivery and performance of this Agreement, the Operative Agreements, the Notes and the Warrants and the consummation of the transactions effected at the time of the Closing as described in section 4.8 will not result in any violation of or be in conflict with or constitute a default under any such term or result in the creation of (or impose any obligation on the Company or any of its Subsidiaries to create) any Lien (other than liens permitted by section 8.2) upon any of the properties or assets of the Company or any of its Subsidiaries pursuant to any such term; and there is no such term which materially adversely affects, or in the future is reasonably likely to (so far as the Company can now reasonably foresee) materially adversely affect the business, condition (financial or other), assets, properties or operations of the Company and its Subsidiaries, taken as a whole.

                  5.12. Governmental Consents, etc. No consent, approval or authorization of, or declaration or filing with, any governmental authority on the part of the Company or any of its Subsidiaries is required in connection with the execution, delivery and performance of this Agreement or the Operative Agreements, the offer, issue, sale and delivery of the Notes and the Warrants or the consummation of the transactions effected at the time of the Closing as described in section 4.8, other than as required under the terms of the Security Agreement and the Subsidiary Security Agreement (as such terms are defined in the Bank Credit Agreement), all of which have been or will be duly delivered, taken, given, made or obtained in accordance with the terms of such Security Agreement and Subsidiary Security Agreement.

                  5.13. Patents, Trademarks, Authorizations, etc. The Company and its Subsidiaries own or possess all patents, trademarks, service marks, trade names, copyrights, licenses and authorizations, and all rights with respect to the foregoing, necessary for the conduct of their respective businesses as now conducted and as proposed to be conducted, without any known material conflict with the rights of others.

                  5.14. Offering of Notes and Warrants. Neither the Company nor any Person acting on its behalf has offered the Notes or the Warrants or any part thereof or any similar securities to, or solicited any offers to buy any thereof from, or otherwise approached or negotiated with respect thereto with, any Person or Persons other than you, the Other Purchaser and not more than 5 other institutional investors, and neither the Company nor any Person acting on its behalf has taken or will take any action which would subject the offering, issue or sale of the Notes or the Warrants to be issued hereunder to the registration provisions of section 5 of the Securities Act.

                  5.15. Representations in the Bank Credit Agreement. The representations and warranties made in sections 4.4, 4.5, 4.9, 4.11 and 4.12 of the Bank Credit Agreement by the Company are true and correct in all material respects as of the date of this Agreement, and such representations and warranties are hereby incorporated herein by reference with the same effect as though set forth herein in their entirety.

                  5.16. Certain Fees. Except as set forth in section 4.15 hereof, in the Bank Credit Agreement and in the Memorandum, and except for the fees or commissions payable to the Merrill Companies, no broker's, finder's, investment banker's or similar fee or commission has been paid or will be payable by the Company with respect to or for any services rendered to the Company ancillary to the offer, issue and sale of the Notes and the Warrants or the transactions contemplated by this Agreement or by the Operative Agreements.

                  5.17. Federal Reserve Regulations. Neither the Company nor any Subsidiary will, directly or indirectly, use any of the proceeds of the sale of the Notes or the Warrants for the purpose, whether immediate, incidental or ultimate, of buying a "margin stock" or of maintaining, reducing or retiring any indebtedness originally incurred to purchase a stock that is currently a "margin stock", or for any other purpose which might constitute this transaction a "purpose credit", in each case within the meaning of Regulation G of the Board of Governors of the Federal Reserve System (12 C.F.R. 207, as amended) or Regulation U of such Board (12 C.F.R. 221, as amended), or otherwise take or permit to be taken any action which would involve a violation of such Regulation G or Regulation U or of Regulation T (12 C.F.R. 220, as amended) or Regulation X (12 C.F.R. 224, as amended) or any other regulation of such Board. No indebtedness being reduced or retired out of the proceeds of the sale of the Notes or the Warrants was incurred for the purpose of purchasing or carrying any such "margin stock", and neither the Company nor any Subsidiary owns or has any present intention of acquiring any such "margin stock".

                  5.18. Investment Company. The Company is not an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

                  5.19. Public Utility Holding Company Act. The Company is not a "holding company" or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

                  5.20. Federal Power Act. The Company is not a "public utility" as such term is defined in the Federal Power Act, as amended.

                  5.21. Interstate Commerce Act. Neither the Company nor any of its Subsidiaries is a "rail carrier, or a person controlled by or affiliated with a rail carrier", within the meaning of Title 49, U.S.C., and the Company is not a "carrier" to which 49 U.S.C. 11301(b)(1) is applicable.

                  5.22. Compliance with ERISA. (a) Neither the Company, any Related Person nor, to the best knowledge of the Company, any other fiduciary has incurred, or reasonably expects to incur, any liability with respect to a breach of section 404 or 406 of ERISA or section 4975 of the Code which would materially adversely affect the business, condition (financial or other), assets, properties or operations of the Company and its Subsidiaries taken as a whole.

                  (b) No liability to the PBGC or any other Plan participant or beneficiary has been or is reasonably expected to be incurred by the Company or any Related Person which would materially adversely affect the business, conditions (financial or other), assets, properties or operations of the Company and its Subsidiaries taken as a whole, and no event or condition exists or is reasonably expected to occur with respect to any Plan which presents a material risk of incurring such a liability. Neither the Company nor any Related Person has within the past six years contributed to a single employer plan which has at least two contributing sponsors not under common control or ceased operations at a facility in a manner which could result in any material liability under section 4068(f) of ERISA. There has been no Reportable Event with respect to any Plan with respect to which the Company has incurred or reasonably expects to incur any liability to the PBGC which would materially adversely affect the business, condition (financial or other), assets, properties or operations of the Company and its Subsidiaries taken as a whole. Neither the Company nor any Related Person has engaged in any transaction which could result in the incurrence by any of them of any liability under section 4069 or 4212 of ERISA in the event any employee benefit plans subject to ERISA were terminated.

                  (c) Full payment has been, or will be, timely made of all amounts which the Company or any Related Person is required under the terms of each Plan or applicable law to pay as contributions to such Plan or will be made within the time required by applicable law and no accumulated funding deficiency (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, has occurred or exists with respect to any Plan (other than a Multiemployer Plan).

                  (d) Neither the Company nor any Related Person is obligated to contribute to any Multiemployer Plan and neither the Company nor any Related Person has, within the preceding six years, contributed or been obligated to contribute to any such Plan.

                  (e) The execution and delivery of this Agreement and the Other Agreements and the issue and sale of the Notes and Warrants hereunder and under the other Agreements will not involve any transaction which is subject to the prohibitions of section 406 of ERISA or in connection with which a tax would be imposed pursuant to section 4975 of the Code. The representation by the Company in the preceding sentence is made in reliance upon and subject to the accuracy of your representation in section 6 of this Agreement and the representation of the Other Purchaser in section 6 of the Other Agreements as to the sources of the funds used to pay the purchase price of the Notes and Warrants purchased by you and the Other Purchaser. The Company has delivered to you, if requested by you, a complete and correct list of all employee benefit plans with respect to which the Company is a party in interest and with respect to which either of their securities are employer securities. The terms "employee benefit plans" and "party in interest" have the respective meanings specified in section 3 of ERISA and the term "employer securities" has the meaning specified in section 407(d)(1) of ERISA.

                  (f) Except as previously disclosed to you, the Company does not maintain or contribute to or has any liability under any welfare benefit plan (as defined in section 3(1) of ERISA) which provides post-employment welfare benefits to or in respect of any of their employees or former employees, other than continuation coverage provided pursuant to section 4980B of the Code.

                  (g) Neither the Company nor any Related Person has, within the preceding six years, established, maintained or contributed to or presently maintains or contributes to any employee pension benefit plan (within the meaning of section 3(2) of ERISA) subject to section 302 or Title IV of ERISA or section 412 of the Code.

                  5.23. Foreign Assets Control Regulations, etc. Neither the issue and sale of the Notes or the Warrants nor the use of the proceeds thereof as contemplated by this Agreement will violate the Foreign Assets Control Regulations, the Transaction Control Regulations, the Cuban Assets Control Regulations, the Foreign Funds Control Regulations, the Iranian Assets Control Regulations, the South African Transactions Regulations, the Libyan Sanctions Regulations, the Nicaraguan Trade Control Regulations, the Soviet Gold Coin Regulations or the Panamanian Transactions Regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V as amended).

                  5.24. Use of Proceeds. The Company will apply the proceeds of the sale of the Notes and the Warrants to make the payments required in connection with the transactions to be effected at the time by the Closing as described in section 4.9.

                  5.25. Disclosure. Neither this Agreement, the Financial Statements, the Memorandum, any Operative Documents nor any Officers' Certificate or other written materials furnished to you by or on behalf of the Company in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading. There is no fact known to the Company which materially adversely affects or in the future is reasonably likely to (so far as the Company can now reasonably foresee) materially adversely affect the business, condition (financial or other), assets, properties or operations of the Company or any of its Subsidiaries which has not been set forth in this Agreement, the Financial Statements, the Memorandum or the Officers' Certificates or other written materials furnished to you by or on behalf of the Company in connection with the transactions contemplated hereby.

                  6. Purchase for Investment; Source of Funds.

                  6.1. Purchase for Investment. You represent that you are purchasing the Notes and the Warrants being purchased by you hereunder for your own account and not with a view to or for sale in connection with any distribution of such Notes or Warrants within the meaning of the Securities Act, provided that the disposition of your property shall at all times be within your control. You understand that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of such Act or if an exemption from registration is available, and that the Company is not required to register the Notes.

                  6.2. Source of Funds. You represent that no part of the funds to be used by you to pay the purchase price of the Notes and the Warrants purchased by you hereunder constitutes assets allocated to any separate account maintained by you in which any employee benefit plan (or its related trust) has any interest. As used in this section 6.2, the terms "employee benefit plan" and "separate account" shall have the respective meanings assigned to such terms in section 3 of ERISA.

                  7. Financial and Reporting Covenants Applicable to the Notes. From the date of this Agreement and thereafter so long as any of the Notes are outstanding:

                  7.1. Financial Statements and Reports. The Company will maintain, and will cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with GAAP and will accrue, and will cause each of its Subsidiaries to accrue, all such liabilities as shall be required by GAAP. The Company will deliver (in duplicate) to you, so long as you or your nominee holds any of the Notes, and to each institutional holder of any Notes:

                  (a) within 45 days after the end of each of the first three quarterly fiscal periods in each fiscal year of the Company, consolidated balance sheets of the Company and its Subsidiaries as at the end of such period and the related consolidated statements of income, stockholders' equity and cash flows of the Company and its Subsidiaries for such period and (in the case of the second and third quarterly periods) for the period from the beginning of the current fiscal year to the end of such quarterly period, setting forth in each case in comparative form the consolidated figures for the corresponding periods of the previous fiscal year, all in reasonable detail and certified by a principal financial officer of the Company as presenting fairly, in accordance with GAAP applied (except as specifically set forth therein) on a basis consistent with such prior fiscal periods, the information contained therein, subject to changes resulting from normal year-end audit adjustments;

                  (b) within 120 days after the end of each fiscal year of the Company, consolidated and consolidating balance sheets of the Company and its Subsidiaries as at the end of such year and the related consolidated (and, as to statements of income and cash flows, consolidating) statements of income, stockholders' equity and cash flows of the Company and its Subsidiaries for such fiscal year, setting forth in each case in comparative form the consolidated and (where applicable) consolidating figures for the previous fiscal year, all in reasonable detail and (i) in the case of consolidated financial statements, accompanied by a report thereon of Arthur Andersen & Co. or other independent public accountants of recognized national standing selected by the Company and reasonably satisfactory to the holders of at least 51% of the principal amount of the Notes then outstanding, which report shall state that such consolidated financial statements present fairly the financial position of the Company and its Subsidiaries as at the dates indicated and the results of their operations and cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise specified in such report) and that the audit by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards and (ii) in the case of such consolidating financial statements, certified by a principal financial officer of the Company as presenting fairly, in accordance with GAAP applied (except as specifically set forth therein) on a basis consistent with such prior fiscal periods, the information contained therein;

                  (c) together with each delivery of financial statements of the Company pursuant to subdivisions (a) and (b) above, an Officers' Certificate (i) stating that the signers have reviewed the terms of this Agreement and of the Notes and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and conditions of the Company and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence as at the date of the Officers' Certificate, of any condition or event which constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Company has taken or is taking or proposes to take with respect thereto, (ii) demonstrating in reasonable detail compliance during and at the end of such accounting period with the restrictions contained in sections 8.1, 8.4, 8.5 and 8.8(c)(i) and subsections (c),
         (e), (f) and (g) of section 8.9, and (iii) if not specified in the related financial statements being delivered pursuant to subdivisions
         (a) and (b) above, specifying the aggregate amount of interest and rentals paid or accrued by the Company and its Subsidiaries, and the aggregate amount of depreciation, depletion and amortization charged on the books of the Company and its Subsidiaries, during the fiscal period covered by such financial statements;

                  (d) together with each delivery of financial statements pursuant to subdivision (b) above, a written statement by the independent public accountants giving the report thereon (i) stating that their audit examination has included a review of the terms of this Agreement and of the Notes as they relate to accounting matters and that such review is sufficient to enable them to make the statement referred to in clause (iii) of this subdivision (d) (it being understood that no special audit procedures, other than those required by generally accepted auditing standards, shall be required), (ii) stating whether, in the course of their audit examination, they obtained knowledge and whether, as of the date of such written statement, they have knowledge of the existence of any condition or event which constitutes an Event of Default or Potential Event of Default, and, if so, specifying the nature and period of existence thereof, and (iii) stating that they have examined the Officers' Certificate delivered in connection therewith pursuant to subdivision
         (c) above, and that the matters set forth in such Officers' Certificate pursuant to clauses (ii) and (iii) of such subdivision (c) have been properly stated in accordance with the terms of this Agreement;

                  (e) promptly upon receipt thereof by the Company, copies of all reports submitted to the Company by the independent public accountants referred to in section 7.1(b) in connection with each annual, interim or special audit of the books of the Company or any Subsidiary made by such accountants, including, without limitation, the comment letter submitted by such accountants to management in connection with their annual audit;

                  (f) promptly upon their becoming available, copies of all financial statements, reports, notices and proxy statements, if any, sent or made available generally by the Company to its public security holders, if any, or by any Subsidiary to its security holders other than the Company or another Subsidiary, if any, of all regular and periodic reports and all registration statements and prospectuses, if any, filed by the Company or any Subsidiary with any securities exchange or with the Commission, and of all press releases made available generally by the Company or any Subsidiary to the public concerning material developments in the business of the Company or its Subsidiaries;

                  (g) immediately upon any executive or financial officer of the Company familiar with this Agreement obtaining knowledge (i) of any condition or event which constitutes an Event of Default or Potential Event of Default, or that the holder of any Note has given any notice or taken any other action with respect to a claimed Potential Event of Default or Event of Default under this Agreement, (ii) of any condition or event which, in the opinion of management of the Company would have a material adverse effect on the business, condition (financial or other), assets, properties or operations of the Company or any Material Subsidiary, (iii) that any Person has given any notice to the Company or any Subsidiary or taken any other action with respect to a claimed default or event or condition of the type referred to in section 13(e) (whether or not such default, event or condition shall have had the effect of causing any Indebtedness to become due prior to its stated maturity or its regularly scheduled dates of payment), or (iv) of the institution of any litigation involving claims against the Company or any Subsidiary equal to or greater than $1,000,000 or any adverse determination in any litigation involving a potential liability to the Company or any Subsidiary equal to or greater than $1,000,000, an Officers' Certificate specifying the nature and period of existence of any such condition or event, or specifying the notice given or action taken by such holder or Person and the nature of such claimed default, Potential Event of Default, Event of Default, event or condition, and what action the Company has taken, is taking or proposes to take with respect thereto;

                  (h) (i) as soon as possible, and in any event no later than notification by the PBGC of any Reportable Event regarding any of the Plans and action which is proposed to be taken with respect thereto, an Officers' Certificate describing such Reportable Event, (ii) if requested by any holder of Notes, copies of each report filed with the DOL or the PBGC and (iii) promptly after receipt thereof, a copy of any notice the Company or any Subsidiary may receive from the PBGC relating to the intention of the PBGC (x) to terminate any Plan or (y) to appoint a trustee to administer any such Plan, or from the Internal Revenue Service relating to the intention of the Internal Revenue Service to disqualify a Plan or issue an adverse determination with respect to any Plan;

                  (i) immediately upon any executive or financial officer of the Company familiar with this Agreement obtaining knowledge of any Change of Control or impending Change of Control, a written notice describing such Change of Control in reasonable detail;

                  (j) immediately upon receipt thereof by the Company, a copy of any notice delivered to the Company pursuant to section 10.3(a) or (b);

                  (k) promptly upon receipt thereof by the Company, a notice of any change in the identity of the Agent (pursuant to section 9.12 of the Bank Credit Agreement) or the address thereof; and

                  (l) with reasonable promptness, such other financial reports and information and data with respect to the Company or any of its Subsidiaries as from time to time may be reasonably requested.

                  7.2. Inspection; Confidentiality. (a) The Company will permit any authorized representatives designated by you, so long as you or your nominee shall hold any Notes, or by any other Institutional Holder, without expense to the Company, to visit and inspect any of the properties of the Company or any of its Subsidiaries, including its and their books of account, and to make copies and take extracts therefrom, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants (and by this provision the Company authorizes such accountants to discuss with such representatives such affairs, finances and accounts of the Company and its Subsidiaries, in the presence of the Company), all at such reasonable times during normal business hours and as often as may be reasonably requested.

                  (b) You agree that you will use your best efforts not to disclose without the prior consent of the Company (other than to your employees, auditors or counsel or to another holder of the Notes) any information with respect to the Company or any Subsidiary which is furnished pursuant to this section 7 and which is designated by the Company to you in writing as confidential, provided that you may disclose any such information (i) as has become generally available to the public (other than by disclosure by you, your employees, auditors or counsel), (ii) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or federal regulatory body having or claiming to have jurisdiction over you or to the National Association of Insurance Commissioners or similar organizations or their successors, (iii) as may be required or appropriate in response to any summons or subpoena or in connection with any litigation, (iv) to the extent that you believe it appropriate in order to protect your investment in the Notes or in order to comply with any law, order, regulation or ruling applicable to you or (v) to the prospective transferee in connection with any contemplated transfer of any of the Notes by you, and, further provided, that you may not disclose any confidential information concerning identified students before giving the Company notice of such proposed disclosure and affording it a reasonable opportunity to obtain a judicial protective order from a court of competent jurisdiction.

                  8. Business Covenants Applicable to the Notes. From the date of this Agreement through the closing and thereafter so long as any of the Notes are outstanding:

                  8.1. Funded Debt. The Company will not, and will not permit any subsidiary to, create, incur, assume, guarantee, or otherwise become or remain directly or indirectly liable with respect to, any Funded Debt, except that:

                  (a) the Company may become and remain liable with respect to the Funded Debt evidenced by the Notes;

                  (b) the Company or any Subsidiary may become and remain liable with respect to Funded Debt of the Company or such Subsidiary owing to a Subsidiary or the Company, as the case may be;

                  (c) the Company may become and remain liable with respect to
         (i) Funded Debt outstanding at any time under the Bank Credit Agreement, and (ii) additional Funded Debt, provided that (a) the aggregate principal amount of all Indebtedness outstanding at any time under the Bank Credit Agreement and under any facility under which any other Funded Debt permitted by this subdivision (c) is incurred or outstanding shall not exceed at any time $62,200,000 and (b) the terms of the Bank Credit Agreement or any other agreement or other instrument under which any Funded Debt permitted by this subdivision (c) is incurred or outstanding, as the same may from time to time be amended, shall not (x) restrict or limit the ability of the Company to pay the principal of, or interest or premium, if any, on the Notes or any other amounts payable under this Agreement to any greater extent than the provisions contained in section 10 of this Agreement and section 6.16 of the Bank Credit Agreement, or (y) subject the Company to affirmative or negative covenants or events of default which, in the aggregate, and taking into account all circumstances, are materially more onerous than those to which the Company is subject under the Bank Credit Agreement as originally in effect;

                  (d) the Company and any Subsidiary may become and remain liable with respect to Funded Debt secured by Liens permitted by the provisions of section 8.2(j);

                  (e) the Company and any Subsidiary may become and remain liable with respect to Funded Debt under Capital Leases or Guarantees of obligations thereunder permitted by the provisions of section 8.5(b);

                  (f) the Company and any Subsidiary may remain liable with respect to its Funded Debt outstanding prior to the Closing and not to be retired at the Closing, as identified in the pro forma capitalization table set forth in Exhibit G, and may extend, renew or refund any thereof, provided that such extension, renewal or refunding does not increase the principal amount of the Funded Debt outstanding immediately prior to such extension, renewal or refunding;

                  (g) the Company or any Subsidiary may become and remain liable with respect to Funded Debt under letters of credit which Funded Debt shall not exceed $500,000 in the aggregate;

                  (h) the Company may become and remain liable with respect to Funded Debt arising from transactions contemplated by the provisions of
         Article XII of the Stockholders Agreement;

                  (i) the Company and any Subsidiary may become and remain liable with respect to Guarantees of Teach-Out
         Obligations and other education-related obligations of the Company or any of its Subsidiaries;

                  (j) the Company and any Subsidiary may become and remain liable with respect to Funded Debt evidenced by surety or other bonds required by governmental authorities in connection with the business of the Company or any of its Subsidiaries and with respect to Guarantees related thereto, which Funded Debt and Guarantees (without duplication) shall not exceed $2,500,000 in the aggregate;

                  (k) the Company may become and remain liable with respect to Funded Debt evidenced by promissory notes which are (i) subordinated to the Notes and to all Superior Debt by subordination provisions which shall have been approved by you and (ii) issued in connection with the Company's rights or obligations to repurchase Common Stock under the Management Stock Subscription Agreements or the Stockholders Agreement; and

                  (l) the Company may become and remain liable with respect to Funded Debt owing to certain Persons pursuant to the Stockholders Contribution and Repayment Agreement, as in effect on the Closing Date, which Funded Debt shall not exceed $3,312,500 in aggregate principal amount (excluding any accrued but unpaid interest thereon) and shall at all times remain expressly subordinated to the Notes on the terms provided in such Stockholders Contribution and Repayment Agreement, as in effect on the Closing Date;

provided, however, that (x) no single Subsidiary shall create, incur or assume during any fiscal year in excess of $1,500,000 in the aggregate of Funded Debt otherwise permitted by subdivisions (d) and (e) of this section 8.1, and (y) Funded Debt of any single Subsidiary otherwise permitted by subdivisions (d) and
(e) of this section 8.1 shall at no time exceed $5,000,000 in the aggregate for such Subsidiary. The Company will not create, incur, assume, guarantee or otherwise become or remain directly or indirectly liable with respect to (A) any Funded Debt which is subordinated in right of payment to any other Indebtedness unless such Funded Debt is subordinated to all Superior Debt in accordance with Subordination provisions substantially the same as those set forth in section 10 or is Funded Debt permitted by subdivision (k) of this section 8.1, or (B) any Funded Debt representing or incurred to finance the purchase price of, or otherwise issued in connection with the repurchase of, Common Stock under the Management Stock Subscription Agreements or the Stockholders Agreement other than Funded Debt permitted by subdivision (k) of this section 8.1.

                  8.2. Liens, etc. The Company will not, and will not permit any Subsidiary to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset (including any document or instrument in respect of goods or accounts receivable) of the Company or any Subsidiary, whether now owned or held or hereafter acquired, or any income or profits therefrom, except:

                  (a) Liens for taxes or assessments or governmental charges or levies which are not due or remain payable, without penalty, or which are being contested in good faith by appropriate proceedings and with respect to which the Company or the affected Subsidiary has created reserves which are determined by the Company to be adequate by the consistent application of GAAP;

                  (b) Liens to secure the obligations of the Company or any Subsidiary under workmen's compensation laws, unemployment insurance laws, social security laws or other similar legislation;

                  (c) Liens in existence on the date hereof and described on Exhibit G, as the same were in effect on the date hereof without enlargement or extension of any kind thereof or of the Indebtedness secured thereby except in accordance with the terms thereof;

                  (d) Liens in connection with bids, tenders, performance bonds, contracts, leases or other similar obligations to which the Company or any Subsidiary is a party, or to secure public or statutory obligations;

                  (e) Liens for landlords', mechanics', carriers', workmen's, warehousemen's, materialmen's or repairmen's Liens or other like Liens in the ordinary course of business;

                  (f) Liens to secure surety, replevin, attachment or appeal bonds relating to legal proceedings to which the Company or any Subsidiary is a party;

                  (g) Liens arising out of judgments or awards against the Company or any Subsidiary with respect to which the Company or such Subsidiary is currently engaged in proceedings for review or appeal and with respect to which the Company or such Subsidiary shall have secured a stay of execution pending such proceedings for review or appeal;

                  (h) Liens on property or assets of any Subsidiary securing Indebtedness of such Subsidiary owing to the Company;

                  (i) any Lien existing on property of a Person immediately prior to its being consolidated with or merged into the Company or a Subsidiary or its becoming a Subsidiary, or any Lien existing on any property acquired by the Company or any Subsidiary at the time such property is so acquired (whether or not the Indebtedness secured thereby shall have been assumed), provided that no such Lien shall have been created or assumed in contemplation of such consolidation or merger or such Person's becoming a Subsidiary or such acquisition of property, and provided further that each such Lien shall at all times be confined solely to the item or items of property so acquired and, if required by the terms of the instrument originally creating such Lien, other property which is an improvement to or is acquired for specific use in connection with such acquired property;

                  (j) any Lien created to secure all or any part of the purchase price, or to secure Indebtedness incurred or assumed to pay all or any part of the purchase price, of property acquired or constructed by the Company or a

         Subsidiary after the Closing Date, provided that (i) any such Lien shall be confined solely to the item or items of property so acquired or constructed and, if required by the terms of the instrument originally creating such Lien, other property which is an improvement to or is acquired for specific use in connection with such acquired or constructed property, (ii) the principal amount of the Indebtedness secured by any such Lien shall at no time exceed an amount equal to 100% of the lesser of (A) the cost to the Company or such Subsidiary of the property so acquired or constructed and (B) the fair market value of such property (as determined in good faith by the Board of Directors of the Company) at the time of such acquisition or completion of such construction, and (iii) any such Lien shall be created within twelve months after, in the case of property acquired, such acquisition, or, in the case of property constructed, completion of such construction;

                  (k) Liens consisting of Capital Leases permitted by the provisions of section 8.5(b);

                  (l) any Lien securing any Superior Debt (including, without limitation, any Lien arising solely as a result of the signing or filing of a financing statement on behalf of any Person within 10 days prior to the incurrence of any Superior Debt) or any Note;

                  (m) leases or subleases granted to others, in each case incidental to, and not interfering with, the ordinary course of conduct of the business of the Company or any of its Subsidiaries;

                  (n) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties, or Liens incidental to the ordinary course of conduct of the business of the Company or any of its Subsidiaries or to the ownership of their respective properties which were not incurred in connection with Indebtedness or other extensions of credit and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the Company or any such Subsidiary;

                  (o) Liens on cash and investments held in escrow pursuant to section 2(b) of the Escrow Agreement in an aggregate amount not exceeding (except when a Specified Superior Event of Default shall have occurred and be continuing) $3,312,500 arising under section 4(a) of such Escrow Agreement; and

                  (p) any Lien renewing, extending or refunding any Lien permitted by the foregoing subdivisions of this section 8.2, provided that the principal amount of any Indebtedness secured by any such Lien immediately prior thereto is not increased and such Lien is not extended to other property.

                  8.3. Restricted Payments. After consummation of the transactions contemplated by section 4.9, the Company will not directly or indirectly declare, order, pay, make or set apart any sum for any Restricted Payment, except for (i) any payment made in order to redeem, repurchase, or otherwise acquire Common Stock from management investors in accordance with the terms of any Management Exchange and Repurchase Agreement, the Stockholders Agreement or any management incentive stock option plan adopted by the Company after the Closing Date as long as (a) such payment is not otherwise prohibited by the terms of this Agreement and (b) all such payments in the aggregate do not exceed (x) $2,500,000, plus (y) the aggregate proceeds from the resale or reissuance from time to time of the Common Stock so redeemed, repurchased or otherwise acquired, plus (z) the aggregate proceeds paid to the Company pursuant to life insurance policies maintained by it with respect to the management investors from whom Common Stock is so redeemed, repurchased or otherwise acquired, provided that such proceeds are applied by the Company to the acquisition of such Common Stock, (ii) any payment made in order to redeem, repurchase, or otherwise acquire Class A Common Stock or Preferred Stock from the ESOP as required by the terms of the ESOP (or any payment made in fulfillment of the Company's obligations to repurchase Class A Common Stock or Preferred Stock under the ESOP), (iii) the payment of any regular, periodic dividend on the Preferred Stock or the Class A Common Stock held by the ESOP or by any participant or former participant in the ESOP, provided that at least 90% of the aggregate amount of such dividends paid during any fiscal year of the Company with respect to such Class A Common Stock and Preferred Stock shall be applied to the repayment of the Term Loan, (iv) any payment related to the termination of service of the Company's or any Subsidiary's employees which is made in order to redeem, repurchase or otherwise acquire Preferred Stock or Class A Common Stock held by the ESOP for distribution by the ESOP to such employees and (v) any payment made pursuant to the provisions of Article XII of the Stockholders Agreement; provided that no Restricted Payment other than pursuant to clause (v) of this section 8.3 shall be so declared, ordered, paid, made or set apart if, at the time of any such payment and immediately after giving effect thereto, a condition or event shall exist which constitutes an Event of Default or a Potential Event of Default.

                  8.4. Leverage Ratio; Interest Coverage Ratio; Fixed Charge Coverage Ratio. (a) Beginning with the fiscal quarter of the Company ending on December 31, 1989, the Company will not permit

                  (i) the Leverage Ratio on the last day of any fiscal quarter on which any amount is outstanding under the Bank Credit Agreement or on which any commitment thereunder has not expired or been terminated to exceed the applicable ratio set forth below opposite the period in which such day falls:

Fiscal Quarters Ending                               Maximum Leverage Ratio
- ----------------------                               ----------------------
December 31, 1989 through                                    350%
June 30, 1990, inclusive

September 30, 1990 through                                   300%
June 30, 1991, inclusive

September 30, 1991 through                                   250%
June 30, 1992, inclusive

September 30, 1992 through                                   200%
June 30, 1993, inclusive

June 30, 1993 and thereafter                                 150%

                  (ii) the Leverage Ratio on the last day of any fiscal quarter on which no amount is outstanding under the Bank Credit Agreement and on which no commitment is available thereunder to exceed the applicable ratio set forth below opposite the period in which such day falls:

Fiscal Years Ending June 30                          Maximum Leverage Ratio
- ---------------------------                          ----------------------
         1990                                                300%
         1991                                                300%
         1992                                                250%
         1993                                                200%
         1994 and thereafter                                 150%

                  (b) Beginning with the fiscal quarter of the Company ending on December 31, 1989, the Company will not permit

                  (i) the Interest Coverage Ratio on the last day of any fiscal quarter on which any amount is outstanding under the Bank Credit Agreement or on which any commitment thereunder has not expired or been terminated to be less than the applicable ratio set forth below opposite the period in which such day falls:

Fiscal Quarters Ending              Minimum Interest Coverage Ratio
- ----------------------              -------------------------------
December 31, 1989 and                         1.10 to 1
March 31, 1990

June 30, 1990                                 1.00 to 1

September 30, 1990 and                        1.30 to 1
December 31, 1990

March 31, 1991 and                            1.40 to 1
June 30, 1991

September 30, 1991 and                        1.55 to 1
December 31, 1991

March 31, 1992 and                            1.65 to 1
June 30, 1992

September 30, 1992 and thereafter             1.80 to 1

                  (ii) the Interest Coverage Ratio on the last day of any fiscal quarter on which no amount is outstanding under the Bank Credit Agreement and on which no commitment is available thereunder to be less than the applicable ratio set forth below opposite the period in which such day falls:

Fiscal Years Ending June 30         Minimum Interest Coverage Ratio
- ---------------------------         -------------------------------
         1990                                   1.30 to 1
         1991                                   1.55 to 1
         1992                                   1.80 to 1
         1993 and thereafter                    2.00 to 1

                  (c) The Company will not permit the Fixed Charge Coverage Ratio on the last day of any fiscal quarter on which no amount is outstanding under the Bank Credit Agreement and on which no commitment is available thereunder to be less than the applicable ratio set forth below opposite the period in which such day falls:

              Fiscal                                     Minimum Fixed
         Years Ending June 30                        Charge Coverage Ratio
         --------------------                        ---------------------
              June 30, 1990                                  0.80 to 1
              June 30, 1991                                  0.80 to 1
              June 30, 1992                                  0.85 to 1
              June 30, 1993                                  0.85 to 1
              June 30, 1994                                  0.90 to 1
              June 30, 1995                                  0.90 to 1
              June 30, 1996                                  0.90 to 1

                  8.5. Operating and Capital Leases. The Company will not, and will not permit any Subsidiary to, directly or indirectly, become or remain liable as lessee or as guarantor or other surety with respect to:

                  (a) any Operating Lease in any fiscal year of the Company unless, immediately after giving effect to the incurrence of liability with respect to such Operating Lease, the aggregate amount of all minimum or guaranteed annual net rental payments under all Operating Leases in such fiscal year with respect to which the Company and its Subsidiaries have incurred liability since the beginning of such fiscal year shall not exceed $1,250,000 for such year, excluding any replacements, renewals or extensions of Operating Leases which had been in effect prior to the beginning of the then current fiscal year; or

                  (b) any Capital Lease unless in any fiscal year of the Company, immediately after giving effect to the incurrence of liability with respect to such Capital Lease in such fiscal year, the aggregate amount of all Capital Lease Obligations incurred (including Capital Lease Obligations covered by Guarantees incurred) by the Company and its Subsidiaries since the beginning of such fiscal year shall not exceed $4,500,000.

                  8.6. Corporate Existence, etc. The Company will at all times preserve and keep in full force and effect its corporate existence, and rights and franchises deemed material to its business, and those of each of its Subsidiaries, except as otherwise specifically permitted by section 8.7 and 8.8 and except that the corporate existence of any Subsidiary may be terminated if, in the good faith judgment of the Board of Directors of the Company, such termination is in the best interest of the Company and is not disadvantageous to the holders of the Notes.

                  8.7. Subsidiary Stock and Indebtedness. The Company will not:

                  (a) directly or indirectly sell, assign, pledge or otherwise dispose of any Funded Debt of or any shares of stock of (or warrants, rights or options to acquire stock of) any Subsidiary except to another Subsidiary or as directors' qualifying shares if required by applicable law and except that, subject to section 8.8(c), shares of stock (other than preferred stock) of a Subsidiary may be sold for a consideration at least equal to the fair value thereof (as determined in good faith by the Board of Directors of the Company) at the time of such sale if such Subsidiary would not thereby cease to be a Subsidiary;

                  (b) permit any Subsidiary directly or indirectly to sell, assign, pledge or otherwise dispose of any Funded Debt of the Company or any other Subsidiary, or any shares of stock of (or warrants, rights or options to acquire stock of) any other Subsidiary, except to the Company or another

         Subsidiary or as directors' qualifying shares if required by applicable law and except that, subject to section 8.8(c), shares of stock (other than preferred stock) of a Subsidiary may be sold for a consideration at least equal to the fair value thereof (as determined in good faith by the Board of Directors of the Company) at the time of such sale if such Subsidiary would not thereby cease to be a Subsidiary;

                  (c) permit any Subsidiary to have outstanding any shares of preferred stock other than shares of preferred stock which are owned by the Company or another Subsidiary; or

                  (d) permit any Subsidiary directly or indirectly to issue or sell (including, without limitation, in connection with a merger or consolidation of a Subsidiary otherwise permitted by section 8.8(a)) any shares of its stock (or warrants, rights or options to acquire its stock) except to the Company or another Subsidiary or as directors' qualifying shares if required by applicable law and except that such Subsidiary may sell (including, without limitation, in connection with a merger or consolidation of a Subsidiary otherwise permitted by section 8.8(a)) its own shares of stock (other than preferred stock) for a consideration at least equal to the fair value thereof (as determined in good faith by the Board of Directors of the Company) at the time of such sale if such Subsidiary would not thereby cease to be a Subsidiary;

provided that, (i) subject to compliance with section 8.8(c), all Funded Debt and shares of stock of any Subsidiary owned by the Company and its other Subsidiaries may be simultaneously sold as an entirety for a consideration at least equal to the fair value thereof (as determined in good faith by the Board of Directors of the Company) at the time of such sale if such Subsidiary does not at the time own (x) any Funded Debt of the Company or (y) any Funded Debt or stock of any other Subsidiary which is not also being simultaneously sold as an entirety in compliance with this proviso or section 8.8(b)(ii), (ii) shares of stock of Subsidiaries owned by the Company and its other Subsidiaries may be disposed of in connection with a sale or other disposition by the Company of all or substantially all of its assets in compliance with section 8.8(b)(iii); and
(iii) shares of stock of Subsidiaries may be pledged under the First Pledge Agreements and the Second Pledge Agreements and sold or otherwise disposed of upon exercise of the remedies thereunder.

                  8.8. Consolidation, Merger, Sale of Assets, etc. The Company will not, and will not permit any Subsidiary to, directly or indirectly,

                  (a) consolidate with or merge into any other Person or permit any other Person to consolidate with or merge into it, except that:

                           (i) any Subsidiary may consolidate with or merge into
                  the Company or another Subsidiary if the Company or such other Subsidiary, as the case may be, shall be the surviving corporation and if, immediately after giving effect to such transaction, no condition or event shall exist which constitutes an Event of Default or Potential Event of Default;

                           (ii) any Subsidiary may consolidate with or merge
                  into any other corporation if the surviving corporation is a Subsidiary and if each of the conditions set forth in subdivision (a)(iv)(B) of this section 8.8 shall have been fulfilled;

                           (iii) any corporation (other than a Subsidiary) may
                  consolidate with or merge into the Company or a Subsidiary if the Company or such Subsidiary, as the case may be, shall be the surviving corporation and if each of the conditions set forth in subdivision (a)(iv)(B) of this section 8.8 shall have been fulfilled; and

                           (iv) the Company may consolidate with or merge into
                  any other corporation if (A) either (x) the Company shall be the continuing or surviving corporation (in the case of any such merger), or (y) the successor shall be a solvent corporation organized under the laws of any State of the United States of America and shall expressly assume in writing all of the obligations of the Company under this Agreement, the Notes and the Operative Agreements to which the Company is a party, including all covenants herein and therein contained, and such successor corporation shall succeed to and be substituted for the Company with the same effect as if it had been named herein as a party hereto, and (B) immediately after giving effect to such transaction, (x) no condition or event shall exist which constitutes an Event of Default or Potential Event of Default, (y) the Company's Net Worth or the consolidated net worth of the surviving corporation and its subsidiaries, as the case may be, shall not be less than the Company's Net Worth immediately prior to such transaction, and
                  (z) a majority of the consolidated revenues of the Company or the surviving corporation, as the case may be, on a pro forma basis shall be derived from operations in similar lines of business to those of the businesses operated by the Company and its Subsidiaries on the Closing Date;

                  (b) sell, lease, abandon or otherwise dispose of all or substantially all its assets, except that:

                           (i) any Subsidiary may sell, lease or otherwise
                  dispose of all or substantially all its assets to the Company or another Subsidiary;

                           (ii) subject to compliance with subdivision (c) of
                  this section 8.8, any Subsidiary may sell, lease or otherwise dispose of all or substantially all its assets as an entirety for a consideration at least equal to the fair value thereof (as determined in good faith by the Board of Directors of the Company) at the time of such disposition if such Subsidiary does not at the time own (A) any Funded Debt of the Company,
                  (B) any Funded Debt of any other Subsidiary which is not also being simultaneously sold as an entirety in compliance with this subdivision (b)(ii) or the proviso to section 8.7, unless the Company or such Subsidiary would be permitted to incur such Funded Debt pursuant to section 8.1, or (C) any stock of any other Subsidiary which is not also being simultaneously sold as an entity in compliance with this subdivision (b)(ii) or the proviso to section 8.7; and

                           (iii) the Company may sell, lease or otherwise
                  dispose of all or substantially all its assets to any Wholly-Owned Subsidiary or to a corporation into which the Company could be consolidated or merged in compliance with subdivision (a)(iv) of this section 8.8, provided that (A) each of the conditions set forth in such subdivision (a)(iv) shall have been fulfilled, and (B) no such disposition shall relieve the Company from its obligations under this Agreement, the Notes or the Operative Agreements to which the Company is a party; or

                  (c) sell, lease, abandon or otherwise dispose of any of its assets (except in the ordinary course of business or by a Subsidiary to the Company or another Subsidiary or by the Company to a Wholly-Owned Subsidiary or in a transaction permitted by subdivision (a)(iv) or (b)(iii) of this section 8.8) unless, immediately after giving effect to such proposed disposition,

                           (i) the assets so disposed of (whether or not leased
                  back) by the Company and its Subsidiaries during the then current fiscal year of the Company (including assets disposed of through dispositions of shares pursuant to section 8.7), but excluding assets disposed of if the Company or such Subsidiary at the time of such disposition either has previously acquired or is simultaneously acquiring, in contemplation of such disposition, substantially similar assets, or has previously entered into, or is simultaneously entering into, a binding purchase agreement or agreements to acquire substantially similar assets, which assets are acquired within one year of such disposition, (A) shall not have an aggregate net book value (determined as to particular assets as of the respective dates of disposition of such assets), in excess of 15% of the aggregate net book value of all assets of the Company and its Subsidiaries at the end of the most recently completed fiscal year and (B) shall not have contributed more than 15% of consolidated Unit Operating Profit of the Company and its Subsidiaries from continuing operations for the period of the three fiscal years then most recently completed taken as a single period; and

                           (ii) no condition or event shall exist which constitutes an Event of Default or Potential Event of Default;

provided that the Company may sell the real property owned or leased (from the Company or any of its Subsidiaries) by the Art Institute of Seattle and the Colorado Institute of Art in a sale and lease-back transaction, and provided further that, following the occurrence and during the continuance of an event of default or potential event of default under the Bank Credit Agreement, the Company or any of its Subsidiaries may sell, lease or otherwise dispose of its assets if (x)(A) the condition set forth in clause (i)(B) of this section 8.8(c) shall have been fulfilled or (B) in the event that the Unit Operating Profit associated with any assets so disposed of is not reasonably ascertainable, the condition set forth in clause (i)(A) of this section 8.8(c) shall have also been fulfilled, and (y) the proceeds of such sale, lease or other disposition shall be promptly applied to the repayment of Superior Debt.

                  8.9. Loans, Advances and Investments. The Company will not make or permit to remain outstanding any loan or advance to, or extend credit to, or own, purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contributions to, any Person (all of the foregoing being referred to herein as "Investments"), except that the Company or any Subsidiary may:

                  (a) make and permit to remain outstanding Investments in any Subsidiary or any Person which simultaneously therewith becomes a Subsidiary;

                  (b) make and permit to remain outstanding trade credit in the ordinary course of business;

                  (c) make and permit to remain outstanding Investments in Student Loans in unpaid principal amount not exceeding $7,500,000 in the aggregate owned by the Company and its Subsidiaries at any one time;

                  (d) own, purchase or acquire prime commercial paper and certificates of deposit in United States commercial banks (having capital resources in excess of $500,000,000), in each case due within one year from the date of purchase and payable in the United States in United States dollars, obligations of the United States Government or any agency thereof, and obligations guaranteed by the United States Government, and repurchase agreements of such banks for terms of less than one year in respect of the foregoing certificates and obligations;

                  (e) acquire and own Investments received in settlement of debts (created in the ordinary course of business) owing to the Company or any Subsidiary and make and own any other Investments in the ordinary course of business, provided that the aggregate amount of all Investments (at cost) owned under this subdivision (e) by the Company and its Subsidiaries at any one time shall not exceed $500,000;

                  (f) make and permit to remain outstanding travel and other like advances to officers and employees of the Company or any of its Subsidiaries in the ordinary course of business which advances at any one time shall not exceed $500,000; and

                  (g) make or permit to remain outstanding a loan in a principal amount not exceeding $36,200,000 to the ESOP as contemplated by section
         5.1 of the Bank Credit Agreement.

                  8.10. Transactions with Affiliates. The Company will not, and will not permit any Subsidiary to, directly or indirectly, enter into or engage in any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company, except pursuant to the reasonable requirements of the business of the Company or such Subsidiary and upon fair and reasonable terms that are not materially less favorable to the Company or such Subsidiary than those which might be obtained in the good faith judgment of the Company in an arm's-length transaction at the time from Persons which are not such an Affiliate, provided that the foregoing restriction shall not apply to any transaction between the Company and a Subsidiary or between one Subsidiary and another Subsidiary or to reasonable compensation or related benefits to an employee or officer of the Company or any of its Subsidiaries.

                  8.11. Payment of Taxes and Claims; Tax Consolidation. The Company will, and will cause each Subsidiary to, pay all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its franchises, business, income or property before any penalty or interest accrues thereon, and all claims material to the Company and its Subsidiaries, taken as a whole (including, without limitation, claims for labor, services, materials and supplies), for sums which have become due and payable and which by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto, provided that no such charge or claim need be paid if being contested in good faith by appropriate proceedings and if such accrual or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor. The Company will not file or consent to or permit the filing of or be a party to any consolidated income tax return on behalf of itself or any of its Subsidiaries with any Person (other than a consolidated return of the Company and its own Subsidiaries).

                  8.12. Compliance with ERISA. The Company covenants that it will not, and will not permit any Subsidiary or Related Person to:

                  (a) (i) engage in any transaction in connection with which the Company or any Related Person could be subject to either a civil penalty assessed pursuant to section 502(i) of ERISA or a tax imposed by section 4975 of the Code (provided, however, that this section 8.12(a)(i) shall not be deemed breached solely as a result of any resale by you of the Notes or Warrants), (ii) terminate or withdraw from any Plan (other than a Multiemployer Plan), (iii) take any other action with respect to any Plan which could result in any liability of the Company or any Related Person to the PBGC, a Plan, a participant or a trustee appointed under section 4042(b) or (c) of ERISA, (iv) incur any liability to the PBGC, a Plan or any participant on account of a withdrawal from or a termination of a Plan under section 4063 or 4064 of ERISA, (v) fail to make full payment when due of all amounts which, under the provisions of any Plan or applicable law, the Company or any Related Person is required to pay as contributions thereto, or (vi) permit to exist any accumulated funding deficiency, whether or not waived, with respect to any Plan, if, in any such case, such penalty or tax or such liability, or the failure to make such payment, or the existence of such deficiency, as the case may be, could reasonably be expected to result in a liability of the Company in excess of $5,000,000 in the aggregate;

                  (b) at any time permit the present value of all benefit liabilities under all Plans maintained at such time by the Company or any Related Person (other than Multiemployer Plans) to exceed the current value of the assets of all such Plans allocable to such benefit liabilities by more than $5,000,000;

                  (c) permit the aggregate complete or partial withdrawal liability under Title IV of ERISA with respect to Multiemployer Plans incurred by the Company or any Related Person to exceed $5,000,000;

                  (d) permit the sum of (i) the amount by which the present value of all benefit liabilities referred to in subdivision (b) of this section 8.11 exceeds the current value of the assets referred to in such subdivision (b) and (ii) the amount of the aggregate incurred withdrawal liability referred to in subdivision (c) of this section
         8.11 to exceed $5,000,000; or

                  (e) incur any vested liability under applicable law in respect of employees or former employees of the Company or any Related Person for post-employment retiree medical benefits (other than as required by law) in excess of $5,000,000.

For the purposes of subdivisions (c) and (d) of this section 8.12, the amount of the withdrawal liability of the Company and its Subsidiaries and the Related Persons at any date shall be the aggregate present value of the amount claimed to have been incurred less any portion thereof as to which the Company reasonably believes, after appropriate consideration of possible adjustments arising under sections 4219 and 4221 of ERISA, it and its Subsidiaries and its Related Persons will have no liability, provided that the Company shall obtain prompt written advice from independent actuarial consultants supporting such determination. The Company agrees that at your request (and at your expense) it will (A) once in each calendar year request and use its best efforts to obtain a current statement of withdrawal liability from each Multiemployer Plan and (B) transmit a copy of such statement to such holder of Notes, within 15 days after the Company receives the same. As used in this section 8.12 the term "accumulated funding deficiency" has the meaning specified in section 302 of ERISA and section 412 of the Code, and the terms "present value" and "current value" have the meanings specified in section 3 of ERISA and the term "benefit liabilities" has the meaning specified in section 4001(a)(16) of ERISA.

                  8.13. Compliance with Laws, etc. The Company will use its best efforts in order to assure that at all times it complies with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, noncompliance with which would materially adversely affect the business, condition (financial or other), assets, properties or operations of the Company and its Subsidiaries, taken as a whole.

                  8.14. Maintenance of Properties; Insurance. The Company will maintain or cause to be maintained in good repair, working order and condition all properties used or useful in the business of the Company, ordinary wear and tear excepted, and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof. The Company will maintain, with financially sound and reputable insurers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by corporations engaged in the same or similar business and similarly situated, of such types and in such amounts as are customarily carried under similar circumstances by such other corporations.

                  8.15. Amendment of Operative Agreements. The Company will not amend, supplement or otherwise modify, or permit to be amended, supplemented or otherwise modified:

                  (a) any term or provision of the Bank Credit Agreement relating to affirmative and negative covenants or events of default, if such amendment, supplement or modification, together with all other amendments, supplements and modifications thereto becoming effective concurrently therewith, would, in the aggregate, and taking into account all circumstances, have the effect of subjecting the Company to covenants and events of default which are materially more onerous than those in effect prior to such action, provided that no amendment to the Bank Credit Agreement shall extend the maturity of the Bank Credit, increase the rate of interest payable with respect to the Bank Credit, or restrict or limit the ability of the Company to pay the principal of, or interest or premium, if any, on the Notes or any other amounts payable under this Agreement to any greater extent than the provisions contained in section 6.16 of the Bank Credit Agreement;

                  (b) any material term contained in the Pledge Agreement, the Second Pledge Agreement or the Collateral Trust Agreement; or

                  (c) any material term or provision of its Certificate of Incorporation or By-Laws.

                  8.16. Maintenance of ESOP. The Company will cause the ESOP to be maintained in existence and be operated and administered as a qualified employee stock ownership plan under section 401(a) and, to the extent applicable, sections 402 and

4975(e)(7) of the Code, provided that the Company may cause the ESOP to be terminated if an adverse change in the tax laws has occurred which, in the good faith judgment of the Company, makes commercially unreasonable continued maintenance of the ESOP.

                  8.17. Additional Subsidiary Pledge Agreements. Within 90 days of the date on which any Subsidiary (an "Active Subsidiary") (i) becomes an Accredited Subsidiary, (ii) has assets with a book value exceeding $50,000 in the aggregate, or (iii) has revenues of at least $100,000 in any fiscal year of the Company, the Company will, and/or will cause the Subsidiary or Subsidiaries holding any equity securities in such Active Subsidiary to, execute a Subsidiary Pledge Agreement substantially in the form of Exhibit E-1 or E-2, as the case may be, with respect to such equity securities and will deliver, or cause to be delivered, such equity securities to the holders of the Notes or their designated agent, so that the holders of the Notes will have a valid and perfected security interest (subject only to the Intercreditor Agreement, if then in effect) in all such equity securities of such Active Subsidiary.

                  9. Prepayment of Notes.

                  9.1. Required Scheduled Prepayments. On December 30 in each of the years 1997 and 1998, the Company will prepay $8,334,000 principal amount (or such lesser principal amount as shall then be outstanding) of the Notes, at the principal amount of the Notes so prepaid, without premium, provided that, upon any prepayment pursuant to section 9.4 of less than all of the Notes at the time outstanding, the principal amount of each required prepayment of the Notes becoming due under this section 9.1 on and after the date of such prepayment pursuant to section 9.4 shall be reduced in the same proportion as the aggregate unpaid principal amount of the Notes is reduced as a result of such prepayment pursuant to section 9.4. No partial prepayment of the Notes pursuant to section
9.2 or 9.3 and no acquisition of any Notes by the Company shall relieve the Company from its obligation to make the required prepayment provided for in this section 9.1.

                  9.2. Optional--Prepayments Without Premium. On each December 30 when a prepayment is required to be made with respect to the Notes pursuant to section 9.1, the Company may, at its option, upon notice as provided in section 9.5, prepay an additional principal amount of the Notes (an integral multiple of $1,000) not exceeding the amount of such required prepayment, at the principal amount of the Notes so prepaid, without premium. The right to make an optional prepayment pursuant to this section 9.2 on any date on which a prepayment pursuant to section 9.1 is being made shall be noncumulative and the right to make such a prepayment pursuant to this section 9.2 on such date shall lapse if and to the extent not exercised on such date.

                  9.3. Optional Prepayment of Notes with Premium. At any time after December 30, 1994 and from time to time thereafter, the Company may, at its option, upon notice as provided in section 9.5, prepay all or any part (in integral multiples of $1,000) of the Notes at the principal amount so prepaid, plus the premium (a percentage of such principal amount) applicable in accordance with the following table, depending on the 12-month period in which the date fixed for such prepayment occurs:

                  12-Month Period
                     Commencing                     Percentage
                  ---------------                   ----------
                  December 30, 1994                     5.889%
                  December 30, 1995                     4.417
                  December 30, 1996                     2.944
                  December 30, 1997                     1.472
                  December 30, 1998                     0.000

provided that in the event the holders of the Warrants or Common Stock issued upon the exercise of any Warrants shall have exercised their Put, the Company shall not be obligated to pay any premium upon any prepayment of Notes pursuant to this section 9.3.

                  9.4. Required Prepayment Upon Change of Control With Premium. If, at any time after the occurrence of a Change of Control until (with respect to any holder of a Note) the later of

                  (a) the date that is 45 days after such holder of a Note shall have received a notice of such occurrence from the Company pursuant to section 7.1(i); and

                  (b) the date that is 15 days after such holder shall have received from the Company pursuant to the last sentence of this section
         9.4 a copy of a notice from any other holder of a Note requiring the prepayment of such Note in accordance with this section 9.4,

such holder of a Note shall deliver a notice to the Company (A) stating that it is electing to exercise its right to require the prepayment pursuant to this section 9.4 of the Note or Notes then held by such holder and (B) specifying the date on which such prepayment shall occur (which date shall not be less than 15 nor more than 30 days after the date on which such holder shall have delivered such notice to the Company), the Company, on such date, shall prepay the Note or Notes then held by such holder, at the principal amount so prepaid plus interest thereon to the prepayment date and (x) if the Change of Control occurs on or prior to the fifth anniversary of the Closing Date, the Make-Whole Premium, if any, with respect to each such Note and (y) if the Change of Control occurs after the fifth anniversary of the Closing Date, a premium equal to the premium applicable to a prepayment made pursuant to section 9.3 on the date the Change of Control occurs. Promptly, and in any event within five days following receipt thereof, the Company will deliver to each other holder of a Note a copy of each notice delivered to the Company pursuant to this section 9.4.

                  9.5. Notice of Certain Prepayments; Officers' Certificate. The Company will give each holder of any Note written notice of each prepayment under section 9.2 or 9.3 not less than 30 and not more than 60 days prior to the date fixed for such prepayment, in each case specifying such date and the aggregate principal amount of each Note held by such holder to be prepaid on such date.

                  9.6. Allocation of Partial Prepayments. In the case of each partial prepayment of the Notes (except a prepayment pursuant to section 9.4), the principal amount of the Notes to be prepaid shall be allocated (in integral multiples of $1,000) among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment, with adjustments, to the extent practicable, to compensate for any prior prepayments not made exactly in such proportion. For the purpose of this section 9 only, any Notes acquired by the Company (including any Notes which shall have been cancelled as provided in section 9.8 but excluding any Notes which shall have been prepaid pursuant to section 9.1, 9.2 or 9.3) shall be deemed to be outstanding and the company shall be deemed to be the holder thereof.

                  9.7. Maturity; Surrender. In the case of each prepayment, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable premium, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and premium, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

                  9.8. Acquisition of Notes. The Company will not, and will not permit any of its Affiliates to, prepay, purchase, redeem or otherwise acquire any Note, except upon the payment or prepayment thereof in accordance with the terms of this Agreement and such Note, or pursuant to a purchase or exchange offer made ratably among all holders of the Notes based upon the aggregate principal amount of the Notes held by each such holder. In case the Company acquires any Notes pursuant to any such offer, such

Notes shall thereafter be cancelled and shall not be reissued and no Note shall be issued in substitution therefor.

                  10.  Subordination of Notes.

                  10.1. General. All Subordinated Debt shall, notwithstanding any provision of this Agreement or the Notes to the contrary, be subordinate and junior in right of payment to all Superior Debt (as each such term is defined in section 10.2) to the extent and in the manner provided in this section 10.

                  10.2. Subordinated and Superior Debt. As used in this section 10:

                  (i) the term "Subordinated Debt" shall mean all principal of and premium, if any, and interest on all Indebtedness evidenced by the Notes; and

                  (ii) the term "Superior Debt" shall mean (a) all principal of and premium, if any, and interest on and all other obligations of the Company under and claims in respect of (x) the Bank Credit and the Bank Credit Agreement (including overdrafts not exceeding $1,000,000 in the aggregate) and (y) all other Funded Debt permitted by subdivision (c) of section 8.1, excluding Funded Debt which is subordinated in right of payment to any other Indebtedness, (b) all obligations of the Company under interest rate swap agreements, interest rate cap agreements and similar instruments providing interest protection for up to (but not more than) $15,000,000 portion of the Term Loan such that the costs of funds to the Company with respect to such amount would not exceed a rate as low as 12% per annum, and (c) Indebtedness in respect of letters of credit and bankers' acceptances not exceeding $500,000 in aggregate amount at any time.

Superior Debt shall continue to be Superior Debt and entitled to the benefits of these subordination provisions irrespective of any amendment, modification or waiver of any term of the Superior Debt or extension or renewal (in compliance with the terms of this Agreement) of the Superior Debt.

                  10.3. Default in Respect of Superior Debt. (a) In the event the Company shall default in the payment of any principal of, or premium, if any, or interest on or other amount with respect to any Superior Debt when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise (a "Payment Default"), then, during any period (such period, a "Payment Default Blockage Period") commencing on the date on which the Company shall have received written notice of such Payment Default from the Agent under the Bank Credit Agreement and continuing until such Payment Default shall have been remedied or waived or shall have ceased to exist, no direct or indirect payment by the Company or any of its Subsidiaries or from any of their respective assets, from any judgments or from any other sources (in cash, property or securities or by set-off or otherwise) shall be made on account of the principal of, or premium, if any, or interest on or other amounts with respect to any Subordinated Debt, or as a sinking fund for Subordinated Debt, or in respect of any redemption, retirement, purchase or other acquisition of any Subordinated Debt.

                  (b) Upon the happening of a Specified Superior Event of Default (other than a Payment Default), then, unless and until such event of default shall have been remedied or waived or shall have ceased to exist, no direct or indirect payment by the Company or any of its Subsidiaries or from any of their respective assets, from any judgments or from any other source (in cash, property or securities or by set-off or otherwise) shall be made on account of the principal of, or premium, if any, or interest on any Subordinated Debt, or as a sinking fund for the Subordinated Debt, or in respect of any redemption, retirement, purchase or other acquisition of any Subordinated Debt, during any period (such period, a "Specified Default Blockage Period") of 179 days after the Company shall have received written notice of such Specified Superior Event of Default (which notice shall expressly state that it is being delivered under this section 10.3(b)) (i) from the Agent or (ii) at any time after payment in full in cash or cash equivalent investments of all Indebtedness and termination of all revolving credit commitments under the Bank Credit Agreement, as amended from time to time, from the holders of a majority in principal amount of the Superior Debt then outstanding, provided that only one notice may be given for purposes of initiating such 179-day period pursuant to the terms of this section 10.3(b) in any 365-day period.

                  (c) During any period that any Superior Debt is outstanding, payment on the Subordinated Debt may not be accelerated (i) during any Payment Default Blockage Period, for a period of 60 days commencing on the date on which the notice commencing such Payment Default Blockage Period shall have been received by the Company and the holders of the Subordinated Debt and (ii) during any Specified Default Blockage Period, for a period of 30 days commencing on the date on which the notice commencing such Specified Default Blockage Period shall have been received by the Company and the holders of the Subordinated Debt unless in the case of clauses (i) and (ii) above, (x) at the time such Payment Default Blockage Period or Specified Default Blockage Period commences or at any time during any such period, an Event of Default has occurred and is continuing (other than an Event of Default arising under section

13 as a result of nonpayment attributable to the operation of the payment blockage provisions of subsections (a) and (b) of this section 10.3), (y) Indebtedness in excess of $2,000,000 has been paid or any Superior Debt has been accelerated and remains unpaid, or (z) the provisions of section 10.4 are applicable.

                  10.4.  Insolvency, etc.  In the event of

                  (i) any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to the Company, its creditors as such or its property,

                  (ii) any proceeding for the liquidation, dissolution or other winding-up of the Company, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings,

                  (iii) any assignment by the Company for the benefit of creditors, or

                  (iv) any other marshalling of the assets of the Company,

all Superior Debt (including any claim for interest thereon accruing at the contract rate after the commencement of any such proceedings and any claim for additional interest that would have accrued thereon but for the commencement of such proceedings, whether or not, in either case, such claim shall be enforceable in such proceedings) shall first be paid in full in cash or cash equivalent investments before any direct or indirect payment or distribution, whether in cash, securities or other property (other than securities of the Company or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in this section 10 with respect to the Subordinated Debt, to the payment of all Superior Debt at the time outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment), is made in respect of the Subordinated Debt, and any cash, securities or other property (other than securities subordinated as aforesaid) which would otherwise (but for these subordination provisions) be payable or deliverable in respect of Subordinated Debt by the Company or any of its Subsidiaries or from any of their respective assets, from any judgments or from any other source shall be paid or delivered directly to the holders of Superior Debt in accordance with the priorities then existing among such holders until all Superior Debt (including claims for interest and additional interest as aforesaid) shall have been paid in full in cash or cash equivalent investments.

                  10.5. Turnover of Payments. If (a) any payment or distribution shall be collected or received by any holders of Notes in contravention of any of the terms of this section 10 and prior to the payment in full in cash or cash equivalent investments of the Superior Debt at the time outstanding and (b) any holder of such Superior Debt (or any authorized agent thereof) shall have notified such holders of the Notes of the facts by reason of which such collection or receipt so contravenes this section 10 (such notice to be given within 210 days following such payment or distribution, unless any holder of Superior Debt (or any authorized agent thereof) shall have notified in writing such holders of the Notes prior to receipt of such payment or distribution that receipt of such payment or distribution would be in contravention of a specific term of this Section 10), such holders of the Notes will deliver such payment or distribution, to the extent necessary to pay all such Superior Debt in full in cash or cash equivalent investments, to the holders of such Superior Debt and, until so delivered, the same shall be held in trust by such holder of Notes as the property of the holders of such Superior Debt. If after any amount is delivered to the holders of Superior Debt pursuant to this section 10.5, which amount has not been applied to the payment of Superior Debt, and the outstanding Superior Debt shall thereafter be paid in full in cash or cash equivalent investments by the Company or otherwise, other than pursuant to this section 10.5, the holders of Superior Debt shall return to such holders of the Notes an amount equal to the amount delivered to such holders of Superior Debt pursuant to this section 10.5 which has not been so applied.

                  10.6. No Prejudice or Impairment. No present or future holder of any Superior Debt shall be prejudiced in the right to enforce subordination of the Subordinated Debt by any act or failure to act on the part of the Company. Nothing contained herein shall impair, as between the Company and the holder of any Subordinated Debt, the obligation of the Company to pay to the holder thereof the principal thereof and interest thereon as and when the same shall become due and payable in accordance with the terms thereof, or, except as provided herein or in the Intercreditor Agreement, prevent the holder of any Subordinated Debt from exercising all rights, powers and remedies otherwise permitted by applicable law or thereunder upon a Potential Event of Default or Event of Default hereunder, all subject to the rights of the holders of the Superior Debt to receive cash, securities or other property otherwise payable or deliverable to the holders of Subordinated Debt by the Company or any of its Subsidiaries or from any of their respective assets, from any judgments or from any other source.

                  10.7. Payment of Superior Debt, Subrogation, etc. Upon the payment in full in cash or cash equivalent investments of all Superior Debt, the holders of Subordinated Debt shall be subrogated to all rights of any holders of Superior Debt to receive any further payments or distributions applicable to the Superior Debt until the Subordinated Debt shall have been paid in full in cash or cash equivalent investments, and, for the purposes of such subrogation, no payment or distribution received by the holders of Superior Debt of cash, securities, or other property to which the holders of Subordinated Debt would have been entitled except for this section 10 shall, as between the Company and its creditors other than the holders of Superior Debt, on the one hand, and the holders of Subordinated Debt, on the other, be deemed to be a payment or distribution by the Company on account of Superior Debt.

                  10.8. Miscellaneous. (a) The subordination provisions contained in this section 10 are for the benefit of the holders of Superior Debt and, so long as any Superior Debt is outstanding under any agreement, may not be rescinded, cancelled or modified without the prior written consent thereto of the requisite percentage of holders of Superior Debt as provided in such agreements under which any Superior Debt is outstanding.

                  (b) The holders of the Subordinated Debt hereby (i) authorize the holders of the Superior Debt, after the occurrence and during the continuance of any event described in section 10.4, to execute, verify, deliver and file any proofs of claim, consents, assignments or other instruments which any such holder of Superior Debt may at any time reasonably require (but only in the event that the holders of the Subordinated Debt shall not have done so in a reasonably timely manner) in order to provide and realize upon any rights or claims pertaining to the Subordinated Debt held by such holders of Subordinated Debt and (ii) appoint each holder of Superior Debt their attorney-in-fact for such purposes; provided that nothing contained in this section 10.3(b) shall be construed as conferring upon the holders of Superior Debt the power to vote claims belonging to the holders of Subordinated Debt.

                  11.  Registration, Transfer and Substitution of Notes.

                  11.1. Note Register; Ownership of Notes. The Company will keep at its principal office a register in which the Company will provide for the registration of Notes and the registration of transfers of Notes. The Company may treat the Person in whose name any Note is registered on such register as the owner thereof for the purpose of receiving payment of the principal of and the premium, if any, and interest on such Note and for all other purposes, whether or not such Note shall be overdue, and the Company shall not be affected by any notice to the contrary. All references in this Agreement to a "holder" of any Note shall mean the Person in whose name such Note is at the time registered on such register.

                  11.2. Transfer and Exchange of Notes. The Notes are transferable only in denominations of at least $500,000 (except one Note may be issued in a lesser principal amount if the unpaid principal amount of the surrendered Note is not evenly divisible by, or is less than $500,000) and only upon surrender of the Notes for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer, duly executed, by the holder thereof or such holder's attorney duly authorized in writing. Upon surrender of any Note for registration of exchange or transfer to the Company at its principal office, the Company at its expense will execute and deliver in exchange therefor, a new Note or Notes in authorized denominations, as may be requested by the holder or transferee, which aggregate the unpaid principal amount of such surrendered Note and which are registered as such holder or transferee may request, are dated so that there will be no loss of interest on such surrendered Note and are otherwise of like tenor.

                  11.3. Replacement of Notes. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Note and, in the case of any such loss, theft or destruction, upon delivery of an indemnity bond in such reasonable amount as the Company may determine (or, in the case of any Note held by you or an Institutional Holder or your or its nominee, of an unsecured indemnity agreement from you or such other holder reasonably satisfactory to the Company), or, in the case of any such mutilation, upon the surrender of such Note for cancellation, at the principal office of the Company, the Company, at its expense, will execute and deliver a new Note of like tenor, dated so that there will be no loss of interest on such lost, stolen, destroyed or mutilated Note. Any Note in lieu of which any such new Note has been so executed and delivered by the Company shall not be deemed to be an outstanding Note for any purpose of this Agreement.

                  12.  Payments on Notes.

                  12.1. Place of Payment. Payments of principal, premium, if any, and interest becoming due and payable on the Notes shall be made at the principal office of [Name of New York City bank] in the City of New York and State of New York, unless the Company, by written notice to each holder of any Notes, shall designate the principal office of another bank or trust company in such City as such place of payment, in which case the principal office of such other bank or trust company shall thereafter be such place of payment.

                  12.2. Home Office Payment. So long as you or your nominee shall be the holder of any Note and notwithstanding anything contained in section 12.1 or in such Note to the contrary, all sums becoming due on such Note for principal, premium, if any, and interest and all other amounts due to you under this Agreement will be paid by the method and at the address specified for such purpose in the Schedule of Purchasers or by such other method or at such other address as you shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that any Note paid or prepaid in full shall be surrendered to the Company at its principal office or at the place of payment maintained by the Company pursuant to section 12.1 for cancellation. Prior to any sale or other disposition of any Note held by you or your nominee you will, at your election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to section
12.2. The Company will afford the benefits of this section 12.2 to any Institutional Holder which is the direct or indirect transferee of any Note purchased by you under this Agreement and which has made the same agreement relating to such Note as you have made in this section 12.2.

                  13. Events of Default; Acceleration. If any of the following conditions or events ("Events of Default") shall occur and be continuing:

                  (a) if the Company shall default in the payment of any principal of or premium, if any, on any Note after the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by acceleration or otherwise; or

                  (b) if the Company shall default in the payment of any interest on any Note for more than ten days after the same becomes due and payable; or

                  (c) if the Company shall default in the performance of or compliance with any term contained in this Agreement (other than those referred to above in this section 13), or the Company or EMC shall default in the performance of or compliance with any term contained in the Pledge Agreements, and such default shall continue unremedied for 30 days after written notice thereof shall have been received by the Company and, in the event any amount is outstanding under the Bank Credit Agreement, the Agent from any holder of a Note; or

                  (d) if any representation or warranty made in writing by or on behalf of the Company in this Agreement or in any Officers' Certificate furnished in compliance with or in reference to this Agreement shall prove to have been false or incorrect in any material respect on the date as of which made; or

                  (e) if (i) the Company shall default (as principal or guarantor or other surety) in the payment of any principal of or premium or interest on any Funded Debt which is then outstanding in a principal amount of at least $1,000,000 in the aggregate, or (ii) any event shall occur or condition shall exist in respect of any such Funded Debt or under any evidence of any such Funded Debt or of any mortgage, indenture or other agreement relating thereto the effect of which, in the case of either (i) or (ii), has been to cause such Funded Debt to become due before its stated maturity or before its regularly scheduled dates of payment, provided that the acceleration of Funded Debt of Pier Sixty Six Office Associates Limited Partnership, a Washington limited partnership ("Pier 66") secured by the mortgage on the real property owned by Pier 66 in fee simple and leased to the Art Institute of Seattle shall not constitute an Event of Default under this subdivision (e), unless the leasehold interest of the Art Institute of Seattle in such real property is terminated as a result of such acceleration; or

                  (f) if the Company or any Material Subsidiary shall (i) be generally not paying its debts as they become due, (ii) file, or consent by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, (iii) make an assignment for the benefit of its creditors, (iv) consent to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property,
         (v) be adjudicated insolvent or be liquidated under any bankruptcy or insolvency law or (vi) take corporate action for the purpose of any of the foregoing; or

                  (g) if a court or governmental authority of competent jurisdiction shall enter an order appointing, without consent by the Company or any Material Subsidiary, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or if an order for relief shall be entered in any case or proceeding for liquidation or reorganization or otherwise to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any Material Subsidiary, or if any petition for any such relief shall be filed against the Company or any Material Subsidiary and such petition shall not be dismissed within 60 days; or

                  (h) if a final judgment or judgments shall be rendered against the Company or any Subsidiary for the payment of money in excess of $1,000,000 in the aggregate (net of insurance proceeds applied to, or payable with respect to, the discharge thereof) and any one of such judgments shall not be discharged or execution thereon stayed pending appeal within 60 days after entry thereof, or in the event of such a stay, such a judgment shall not be discharged within 60 days after such stay expires;

then, (x) upon the occurrence of any Event of Default described in subdivision
(f) or (g) of this section 13 (other than such an Event of Default described in clause (i) of subdivision (f) or described in clause (vi) of subdivision (f) by virtue of the reference in such clause (vi) to such clause (i)), the unpaid principal amount of and accrued interest on the Notes shall automatically become due and payable, or (y) upon the occurrence of any other Event of Default, any holder or holders (other than the Company or any of its Affiliates) of 51% or more in principal amount of the Notes at the time outstanding (excluding any Notes directly or indirectly owned by the Company or any of its Affiliates) may at any time (unless all Events of Default or Potential Events of Default shall theretofore have been remedied) at its or their option, by written notice or notices to the Company and, in the event any amount is outstanding under the Bank Credit Agreement, to the Agent, declare all the Notes to be due and payable, whereupon the same shall forthwith mature and become due and payable, together with interest accrued thereon and, upon the occurrence of any Event of Default referred to in the foregoing subdivision (a), (b) or (c) (but, in the case of any term referred to in such subdivision (c) other than those contained in sections 7.1, 8.1 through 8.5, 8.8, 8.9, 8.10, 8.15, or 8.16, only if the
Company has willfully, intentionally or knowingly taken or omitted to take any action resulting in such Event of Default), there shall also be due and payable, to the extent permitted by applicable law, the Make-Whole Premium in respect of the principal amount of the Notes so declared due and payable, all without presentment, demand, protest or notice, which are hereby waived.

                  At any time after the principal of, and interest accrued on, any or all of the Notes are declared due and payable, the holders of not less than 51% in aggregate principal amount of the Notes then outstanding (excluding any Notes directly or indirectly owned by the Company or any of its Affiliates), by written notice to the Company, may rescind and annul any such declaration and its consequences if (x) the Company has paid all overdue interest on the Notes, the principal of and premium, if any, on any Notes which have become due otherwise than by reason of such declaration, and interest on such overdue principal and premium and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, (y) all Events of Default, other than non-payment of amounts which have become due solely by reason of such declaration, and all conditions and events which constitute Events of Default or Potential Events of Default have been cured or waived pursuant to section 18, and (z) no judgment or decree has been entered for the payment of any monies due pursuant to the Notes or this Agreement; but no such rescission and annulment shall extend to or affect any subsequent Event of Default or Potential Event of Default or impair any right consequent thereon.

                  14. Remedies on Default, etc. In case any one or more Events of Default or Potential Events of Default shall occur and be continuing, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in such Note or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise, and, after the occurrence of an Event of Default, the Company will pay to the holder thereof such further amount as shall be sufficient to cover costs and expenses (including, without limitation, reasonable attorneys' fees, expenses and disbursements) incurred in connection with any such proceeding or any collection of any amounts due such holder under the Notes and this Agreement. No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder's rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.

                  15.  Definitions.

                  15.1. Certain Defined Terms. As used in this Agreement, the following terms have the following respective meanings:

                  Accredited Subsidiaries: Those Subsidiaries which are accredited or approved, as applicable, by the National Association of Trade and Technical Schools, the American Bar Association or any other similar Person which accredits, certifies or otherwise approves proprietary post-secondary vocational or career training schools.

                  Adjusted Net Worth: At any time of determination, all amounts which, in accordance with GAAP, would be included under stockholders' equity on the consolidated balance sheet of the Company and its Subsidiaries at such time, plus the sum of (a) the amount of any accounting basis adjustment reflected in such stockholders' equity pursuant to the application of the rules for purchase accounting in accordance with GAAP for the purpose of adjusting the Management Stockholders' reported equity interest in the Company after the consummation of the transactions contemplated by section
4.9 hereof and (b) any Cumulative Purchase Price Adjustment to such time.

                  Affiliate: With reference to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person, provided that neither you nor any of your Affiliates nor any Institutional Holder which is a direct or indirect transferee of any Notes or Warrants purchased by you under this Agreement by virtue of such Institutional Holder's holding such Notes or Warrants or any shares of Common Stock issued upon the exercise of such Warrants shall be deemed to be an Affiliate of the Company. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control" with), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

                  Agent: PNB, or any successor agent, in its capacity as agent for the Banks under the Bank Credit Agreement.

                  Bank Credit Agreement: The Credit Agreement, dated as of October 25, 1989, among the Company, the Banks and the Agent, as the same may be amended, modified or supplemented from time to time in accordance with section 8.15.

                  Bank Credit: All loans and other credit extended under the Bank Credit Agreement.

                  Banks: PNB, the other banks named in the Bank Credit Agreement and the assignees of PNB and such banks.

                  Business Day: Any day except a Saturday, a Sunday or other day on which commercial banks in New York City are required or authorized by law to be closed.

                  Capital Expenditures: For any period, all amounts debited to the fixed asset accounts on the consolidated balance sheet of any Person during such period (or required to be so debited in accordance with GAAP) with respect to the acquisition, construction, improvement, replacement or betterment of land, buildings, machinery, equipment or any other fixed asset that has a useful life of more than one year.

                  Capital Lease: As applied to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee which would, in accordance with GAAP, be required to be classified and accounted for as capital lease on a balance sheet of such Person, other than, in the case of the Company or a Subsidiary, any such lease under which the Company or a Subsidiary is the lessor.

                  Capital Lease Obligation: With respect to any Capital Lease, the amount of the obligation of the lessee thereunder which would, in accordance with GAAP, appear on a balance sheet of such lessee in respect of such Capital Lease.

                  Cash Flow from Operations: For any period, the amount equal to the sum, computed for such period, of (a) the sum of (i) Net Income for such period, plus (ii) the amount deducted for income taxes in determining Net Income for such period, plus (iii) consolidated interest expense of the Company and its Subsidiaries for such period, as determined in accordance with GAAP, plus (iv) the amount deducted, in determining Net Income for such period, representing contributions to the ESOP, plus (v) the amount deducted for non-cash charges in determining Net Income for such period, minus (b) the sum of (i) the amount of any non-cash credits to Net Income for such period, plus (ii) the aggregate proceeds paid during such period to the Company pursuant to life insurance policies maintained by it with respect to its employees or the employees of any of its Subsidiaries.

                  Change of Control: Any transaction the result of which is that
(a) any Person or any "group" (as such term is used in section 13(d) and 14(d) of the Exchange Act) becomes, directly or indirectly, the beneficial owner of a majority (by number of votes) of the Voting Stock of the Company or of any corporation which shall have succeeded to the obligations of the Company under this Agreement and the Notes; or (b) all or substantially all of the assets of the Company are sold, leased or otherwise disposed of to any Person or any such "group"; or (c) one or more of the Permitted Owners, shall not own in the aggregate at any time at least 2,790,822 shares of Common Stock (adjusted for stock splits, reclassification or other similar transactions affecting the Common Stock after the Closing Date), except as such shares may be repurchased from Robert B. Knutson's estate pursuant to the RBK Exchange and Repurchase Agreement between Mr. Knutson and the Company, provided that if any transaction consists of the conversion of any convertible security outstanding immediately after the Closing, or the exercise of any warrant, option or right outstanding immediately after the Closing, or the acquisition of any securities by the ESOP, by the Company or by any Person who immediately after the Closing is the holder of any Common Stock or of any securities convertible into Common Stock or of any warrants, options or rights to purchase Common Stock (an "Excluded Transaction"), or if any transaction would not have had the effect specified in clause (a), (b) or (c) but for the fact that before such transaction is effected one or more Excluded Transactions have been effected, such Excluded Transaction or other transaction shall not be a Change of

Control, and, further provided, that if the effect specified in clause (a) resulted immediately after the sale or other disposition by the Purchasers of the Warrants or the Common Stock issuable upon the exercise of the Warrants, such a transaction shall not be a Change of Control.

                  Class A Common Stock: Class A Common Stock of the Company, having a par value of (a) $.10 per share prior to the consummation of the merger of EMC Recapitalization, Inc. into the Company on the Closing Date as contemplated by section 4.9 hereof and (b) $.0001 per share after the consummation of such merger.

                  Class B Common Stock:  As defined in section 1.

                  Class C Common Stock: Class C Common Stock, par value $.10 per share, of the Company.

                  Closing:  As defined in section 3.

                  Closing Date:  As defined in section 3.

                  Code: The Internal Revenue Code of 1986, as amended from time to time, and the rulings and regulations promulgated thereunder.

                  Commission: The United States Securities and Exchange Commission and any successor federal agency having similar powers.

                  Common Stock: The Class A Common Stock and the Class B Common Stock.

                  Consolidated Funded Debt: At any time of determination, all Funded Debt of the Company and its Subsidiaries on a consolidated basis outstanding at such time of determination.

                  Consolidated Indebtedness for Borrowed Money: At any time of determination, all Indebtedness for Borrowed Money of the Company and its Subsidiaries on a consolidated basis outstanding at such time of determination.

                  Cumulative Purchase Price Adjustment: At any time of determination, (a)(i) the cumulative 1986 Purchase Price Adjustments from June 24, 1986 to such time and (ii) the cumulative Recapitalization Purchase Price Adjustments from the Closing Date to such time, plus (b) an amount equal to the deferred costs or expenses incurred by the Company in connection with the leveraged buyout of the Company effected in 1986 and the transactions contemplated by section 4.9 hereof which are due and payable or which are otherwise amortized at or prior to such time.

                  DOL: The United States Department of Labor and/or the United States Secretary of Labor, or any successor thereto.

                  EMC: Education Management Corporation, a corporation organized and existing under the laws of the Commonwealth of Pennsylvania.

                  Escrow Agreement: The Escrow and Pledge Agreement, dated as of October 25, 1989, among the Company, the individuals who are parties thereto, Robert B. Knutson and C. Thomas Burkett collectively as agent for the Stockholders, the Agent and PNB as escrow agent.

                  ERISA: The Employee Retirement Income Security Act of 1974, as amended from time to time, and the rulings and regulations promulgated thereunder.

                  ESOP: The EMC Holdings, Inc. Employee Stock Ownership Plan, established for the benefit of the Company employees as of January 1, 1989.

                  Event of Default: As defined in section 13.

                  Exchange Act: At any time, the Securities Exchange Act of 1934, as then in effect or any similar federal statute then in effect, and any reference to a particular section of such Act shall include a reference to the comparable section, if any, of any such similar federal statute.

                  Financial Institution: (i) Any bank, savings bank, savings and loan association or insurance company, (ii) any pension plan or portfolio or investment fund managed or administered by any bank, savings bank, savings and loan association or insurance company, (iii) any investment company owned by any bank, savings bank, savings and loan association or insurance company the majority of the shares of the capital stock of which are traded on a national securities exchange or in the National Association of Securities Dealers automated quotation system, or (iv) any investment banking company.

                  Financial Statements:  As defined in section 5.4.

                  Fixed Charge Coverage Ratio: At any time of determination, the ratio, expressed as a percentage, of: (a) Cash Flow from Operations to (b) Fixed Charges.

                  Fixed Charges: For any period, the sum of the following for the Company and its Subsidiaries on a consolidated basis, after eliminating all intercompany transactions: (a) all interest expense for such period, determined in accordance with GAAP, other than accrued interest, whether paid or unpaid, on the principal amount of Funded Debt permitted by the provisions of section 8.1(1) hereof, (b) all payments scheduled or otherwise required to be made by the Company and its Subsidiaries during such period in respect of the principal of Indebtedness for Borrowed Money, (c) the Company's contributions to the ESOP during such period which contributions are not made pursuant to any salary reduction agreement, (d) all payments made by the Company during such period for redemptions of stock distributable pursuant to the terms of the ESOP,
(e) cash tax payments made by the Company and its Subsidiaries during such period and (f) cash Capital Expenditures for such period.

                  Funded Debt: As applied to any Person, all Indebtedness of such Person which by its terms or by the terms of any instrument or agreement relating thereto matures, or which is otherwise payable or unpaid, more than one year from, or is directly or indirectly renewable or extendible at the option of the debtor to a date more than one year (including an option under any revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year) from, the date of the creation thereof, other than any such Indebtedness on account of which funds have been delivered to an agent for the benefit of the creditors under such Indebtedness for the payment thereof.

                  GAAP: Generally accepted accounting principles as set forth in the opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements of the Financial Accounting Standards Board as in effect on the Closing Date.

                  Guarantee: As applied to any Person, any agreement, undertaking or arrangement by which such Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to "keep-well" or supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the debt, obligation or other liability of any other Person (other than by endorsements of instruments in the ordinary course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of the obligor's obligation under any Guarantee shall (subject to any limitation set forth therein) be deemed to be the amount of the debt, obligation or other liability guaranteed or supported thereby.

                  Indebtedness: With respect to any Person means, without duplication,

                  (a) all obligations of such Person for borrowed money (including all notes payable and drafts accepted representing extensions of credit) and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

                  (b) all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and bankers' acceptances issued for the account of such Person;

                  (c) all other items (including Capital Lease Obligations) which, in accordance with GAAP, would be included as liabilities on the liability side of a balance sheet of such Person as of the date at which Indebtedness is to be determined;

                  (d) whether or not so included as liabilities in accordance with GAAP,

                           (i) all indebtedness secured by a Lien on property
                  owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; and

                           (ii)  all Guarantees made by such Person in
                  respect of which the obligation being guaranteed constitutes Indebtedness of any Person; and

                  (e) net obligations of such Person under any agreement in respect of interest rate swap, exchange, cap or similar arrangements or in respect of currency hedging arrangements.

                  Indebtedness for Borrowed Money: As applied to any Person the liabilities of such Person for money borrowed or credit received (other than trade accounts payable incurred in the ordinary course of business), direct or contingent, whether evidenced by a bond, note, debenture, Capital Lease Obligation, deferred purchase price arrangement, title retention device, reimbursement agreement, Guarantee, book entry or otherwise.

                  Indemnified Party:  As defined in section 19.

                  Institutional Holder: Each of your Affiliates and each Financial Institution which shall hold any Note.

                  Intercreditor Agreement: As defined in section 4.8.

                  Interest Coverage Ratio: As of the last day of any fiscal quarter, the ratio computed for the period of four consecutive fiscal quarters ending on the last day of such fiscal quarter (or, if less, for the period of such lesser number of whole fiscal quarters commencing on October 1, 1989 and ending on the last day of such fiscal quarter) of: (a) Cash Flow from Operations for such period to (b) Interest Expense for such period.

                  Interest Expense: For any period, the total consolidated cash interest due and payable by the Company and its Subsidiaries for such period with respect to Consolidated Indebtedness for Borrowed Money, as determined in accordance with GAAP.

                  Investment:  As defined in section 8.9.

                  Leverage Ratio: At any time of determination, the ratio, expressed as a percentage, of: (a) Net Debt to (b) Adjusted Net Worth.

                  Lien: As to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance in or on, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or lease classified as a capital lease in accordance with GAAP with respect to, any property or asset of such Person, or the signing or filing of a financing statement which names such Person as debtor, or the signing of any security agreement authorizing any other party as the secured party thereunder to file any financing statement. For the purposes of this Agreement, the Company or any Subsidiary shall be deemed to be the owner of any assets which it has placed in trust for the benefit of the holders of Indebtedness of the Company or such Subsidiary which Indebtedness is deemed to be extinguished under GAAP but for which the Company or such Subsidiary remains legally liable, and such trust shall be deemed to be a Lien.

                  Make-Whole Premium: A premium, determined as of the date of any prepayment pursuant to section 9.4 or any acceleration pursuant to section 13 in respect of each Note to be prepaid or each Note being accelerated, equal to the amount (but not less than zero) obtained by subtracting (a) the sum of the unpaid principal amount of such Note being prepaid or accelerated and the amount of interest thereon accrued to the prepayment date or the date of acceleration from (b) the sum of the Current Values of all amounts of principal and interest on such Note being prepaid or accelerated that would otherwise have become due on and after the date of such determination if such Note were not being prepaid or accelerated (each such amount of principal or interest being referred to herein as an "Amount Payable"). The "Current Value" of any Amount Payable means such Amount Payable discounted (on a semiannual basis) to its present value on the date of determination at the Treasury Yield plus 100 basis points, in accordance with the following formula:

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
                  Current Value     =       Amount Payable
                                            (1 + d/2)n

where "d" is the sum of (i) Treasury Yield per annum expressed as a decimal and
(ii) 100 basis points, and "n" is an exponent (which need not be an integer) equal to the number of semiannual periods and portions thereof (any such portion of a period to be determined by dividing the number of days in such portion of such period by the total number of days in such period, both computed on the basis of twelve 30-day months in a 360-day year) between the date of such determination and the due date of the Amount Payable. The "Treasury Yield" shall be determined by reference to the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to the date of acceleration (or, if such Statistical Release is no longer published, any publicly available source of similar market data), and shall be the most recent weekly average yield on actively traded U.S. Treasury securities adjusted to a constant maturity equal to the then remaining weighted average life to maturity of all Amounts Payable (the "Remaining Life"), computed by dividing (a) the sum of all Amounts Payable into (b) the total of the products obtained by multiplying (i) the amount of each Amount Payable by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between the date as of which such computation is made and the due date of the Amount Payable. If the Remaining Life is not equal to the constant maturity of a U.S. Treasury security for which a weekly average yield is given, the Treasury Yield shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of (a) the actively traded U.S. Treasury security with the duration closest to and greater than the Remaining Life and (b) the actively traded U.S. Treasury security with the duration closest to and less than the Remaining Life except that if the Remaining Life is less than one year, the weekly average yield on actively traded U.S. Treasury securities adjusted to a constant maturity of one year shall be used. The Treasury Yield shall be computed to the fifth decimal place (one thousandth of a percentage point) and then rounded to the fourth decimal place (one hundredth of a percentage point).

                  Management Exchange and Repurchase Agreements: The separate Exchange and Repurchase Agreements between the Company and each of the Persons listed on Schedule to the Stockholders Agreement.

                  Management Stockholders: The Persons listed on Schedule 1 to the Stockholders Agreement.

                  Material Subsidiary: Art Institute of Fort Lauderdale, Inc., Art Institute of Atlanta, Inc., Art Institute of Dallas, Inc., Art Institute of Houston, Inc., Art Institute of Philadelphia, Inc., Art Institute of Seattle, Inc., Colorado

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
Institute of Art, NCG, Ocean World, Inc., Art-Photo Supply Corp., Education Housing Services, Inc., Eisenhower Boulevard Associates, Inc., EMC Placement Services, Inc., The National Center for Paralegal Training, Inc. (Delaware), The National Center for Paralegal Training, Inc. (Illinois), The National Center for Paralegal Training, Inc. (New York), The National Center for Financial Planning, Inc., The National Center for Educational Training, Inc., The National Center for Professional Placement, Inc. and EMC and any other Subsidiary which at any time in the future (a) becomes an Accredited Subsidiary, (b) has assets with a book value exceeding $50,000 in the aggregate, or (c) has revenues of at least $100,000 in any fiscal year of the Company.

                  Merrill Companies: Collectively, the MLCP Investors (as such term is defined in the Stockholders Agreement) and Merrill Lynch Interfunding Inc.

                  Memorandum:  As defined in section 5.4.

                  Multiemployer Plan: A Plan meeting the definition of that term contained in any of section 3(37) or 4001(a)(3) of ERISA or section 414(f) of the Code.

                  NCG: The National Center Group, Inc., a corporation organized and existing under the laws of the State of Georgia.

                  Net Debt: At any time of determination, the amount by which
(a) Consolidated Indebtedness for Borrowed Money exceeds (b) all amounts of cash or cash equivalents, determined in accordance with GAAP, which would be included in a consolidated balance sheet of the Company and its Subsidiaries as at such time of determination, including, in any event, any amounts held in cash collateral or escrow accounts by another Person on behalf of the Company or any of its Subsidiaries at such time of determination.

                  Net Income: For any period, all amounts which, in accordance with GAAP, would be included as net income on the consolidated statement of income of the Company and its Subsidiaries for such period.

                  Net Worth: At any time of determination, all amounts which, in accordance with GAAP, would be included under shareholders' equity on the consolidated balance sheet of the Company and its Subsidiaries at such time.

                  Notes: As defined in section 1.

                  Officers' Certificate: A certificate executed on behalf of the Company by any of its Chairman (if an officer), its President or one of its Executive Vice Presidents or Vice

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
Presidents and any of its Chief Financial Officer, its Chief Accounting Officer or its Treasurer.

                  Operating Lease: Any lease of any property (whether real, personal or mixed) which is not a Capital Lease, other than, in the case of the Company or a Subsidiary, any such lease under which the Company or a Subsidiary is the lessor.

                  Operative Agreements: (a) the Stockholders Agreement, (b) the Pledge Agreements and (c) the Intercreditor Agreement.

                  Payment Default: As defined in section 10.3.

                  Payment Default Blockage Period: As defined in section 10.3.

                  PBGC: The Pension Benefit Guaranty Corporation or any governmental authority succeeding to any of its functions.

                  "Permitted Owner": With respect to the RBK Exchange and Repurchase Agreement between the Company and Robert B. Knutson, (a) during Mr. Knutson's life, Mr. Knutson, his spouse, parents or issue or a trust the beneficiaries of which are Mr. Knutson, his estate, spouse, parents and/or issue and (b) after Mr. Knutson's death, his executors, administrators, testamentary trustees, legatees or beneficiaries.

                  Person: An individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization or a government or any department or agency thereof.

                  Pier 66: As defined in section 13.

                  Plan: An "employee pension benefit plan" (as defined in section 3 of ERISA) which is or has been established or maintained, or to which contributions are or have been made, by the Company or any of its Related Persons.

                  PNB: Pittsburgh National Bank, a national banking association.

                  Pledge Agreements: As defined in section 4.7, together with any pledge agreements delivered after the Closing Date pursuant to section 8.17.

                  Potential Event of Default: A condition or event which, after notice or lapse of time or both, would constitute an Event of Default.

                  Preferred Stock: As defined in section 4.9.

                  Projections: As defined in section 5.4.

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
                  Put: The rights of the holders of the Warrants or any Common Stock issued upon exercise of the Warrants under section 12.2 of the Stockholders Agreement.

                  Recapitalization Original Purchase Price Premium: The amount calculated by the Company's independent auditors, which amount shall be determined by the application of purchase accounting rules, including without limitation by reference to the amount equal to the excess of (a) the sum of (i) the aggregate amount of (x) cash paid by Marine Midland Bank, as trustee under the ESOP, on the Closing Date for 170,750 shares of Preferred Stock and 3,685,604 shares of Class A Common Stock and (y) cash and the value of the Class B Common Stock distributed by the Company to the holders of such stock in connection with the transactions contemplated by section 4.9 hereof and (ii) the aggregate amount of expenses incurred by the Company which are directly attributable to the transactions contemplated by section 4.9 hereof and related transactions, over (b) the amount of stockholders' equity and deferred taxes appearing on the consolidated balance sheet of the Company and its Subsidiaries at the time immediately preceding the Closing Date.

                  Recapitalization Purchase Price Adjustment: For any period, the amount attributable to the amortization of the Recapitalization Original Purchase Price Premium that is deducted in computing Net Income for such period.

                  Related Person: Any corporation or trade or business that is a member of the same controlled group of corporations (within the meaning of section 414(b) of the Code) as the Company or is under common control (within the meaning of section 414(c) of the Code) with the Company or is a member of any affiliated service group (within the meaning of section 414(m) of the Code) which includes the Company or is otherwise treated as part of the controlled group which includes the Company (within the meaning of section 414 of the Code).

                  Reportable Event: Any of the events set forth in section 4043(b) of ERISA or the regulations thereunder, other than those events as to which the 30-day notice period has been waived by the PBGC.

                  Restricted Payment: (a) Any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of the Company now or hereafter outstanding and (b) any redemption, retirement, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of the Company now or hereafter outstanding, or of any warrants, options or other rights to acquire any such shares of stock.

                  Revolving Credit Loan: The revolving credit loans made pursuant to section 2.2 of the Bank Credit Agreement.

                  Securities Act: At any time, the Securities Act of 1933, as then in effect or any similar federal statute then in effect, and any reference to a particular section of such Act shall include a reference to the comparable section, if any, of any such similar federal statute.

                  Short-Term Borrowing: As applied to any Person, all Indebtedness of such Person for borrowed money which by its terms or by the terms of any instrument or agreement relating thereto matures on demand or within one year from the date of the creation thereof and is not directly or indirectly renewable or extendible at the option of the debtor to a date more than one year from the date of the creation thereof, provided that the Indebtedness for borrowed money outstanding under a revolving credit or similar agreement which obligates the lender or lenders to extend credit over a period of more than one year shall constitute Funded Debt and not Short-Term Borrowing, even though such Indebtedness by its terms matures on demand or within one year from the date of the creation thereof.

                  Specified Default Blockage Period: As defined in section 10.3.

                  Specified Superior Event of Default: (a) Any of the events described in section 8.2a of the Bank Credit Agreement, section 8.6 of the Bank Credit Agreement (but only with respect to breaches or violations of any of sections 6.1 through 6.4 thereof or Article III thereof) or section 8.7 of the Bank Credit Agreement (but only with respect to breaches or violations of any of sections 5.3 or 5.4 thereof) of the Bank Credit Agreement, as each such section may be amended from time to time pursuant to any amendment, renewal or extension of the Bank Credit Agreement which complies with section 8.1(c) hereof and does not render the section so amended more onerous or restrictive for the Company, and (b) any default by the Company in the payment of any principal of or premium or interest on any Indebtedness (other than Indebtedness outstanding under the Bank Credit Agreement) or the occurrence of any event or the existence of any condition in respect of any such Indebtedness if, in either case, such Indebtedness has become or been declared due before its date of maturity or before its regularly scheduled dates of payment, if such default, event or condition shall constitute an "Event of Default" under the Bank Credit Agreement.

                  Stockholders Agreement: As defined in section 4.6.

                  Stockholders Contribution and Repayment Agreement: The Stockholders Contribution and Repayment Agreement, dated as of October 25, 1989, among the Company, the individuals who are parties thereto and Robert B. Knutson and C. Thomas Burkett as agents for the Stockholders.

                  Student Loans: Any interest-bearing loan or advance made by the Company or any of its Subsidiaries to a student of the Company or any of its Subsidiaries which has a maturity in excess of one year from the making of such loan or advance, or any Guarantee by the Company or any of its Subsidiaries of loans or advances of the same type and maturity made by any other Person.

                  Subordinated Debt:  As defined in section 10.2.

                  Subsidiary: Any corporation at least 81% (by number of votes) of the Voting Stock of which is at the time owned by the Company or by one or more Subsidiaries or by the Company and one or more Subsidiaries.

                  Subsidiary Pledge Agreement: As defined in section 4.7.

                  Superior Debt:  As defined in section 10.2.

                  Teach-Out Obligations: Obligations under state law to provide for the completion of any enrolled student's training in the event of the closing of a school.

                  Term Loan: The term loan made pursuant to section 2.1 of the Bank Credit Agreement.

                  Unit Operating Profit: For any period, for any school or group of schools, Cash Flow from Operations generated by such school or group of schools during such period plus corporate overhead allocated or allocable to such school or group of schools during such period.

                  Voting Stock: With reference to any corporation, stock of any class or classes (or equivalent interest), if the holders of the stock of such class or classes (or equivalent interests) are ordinarily, in the absence of contingencies, entitled to vote for the election of the directors (or Persons performing similar functions) of such corporation, even though the right so to vote has been suspended by the happening of such a contingency.

                  Warrants: As defined in section 1.

                  Wholly-Owned: As applied to any Subsidiary, a Subsidiary all of the outstanding shares (other than directors' qualifying shares, if required by law) of every class of stock of which are at the time owned by the Company or by one or more Wholly-Owned Subsidiaries or by the Company and one or more Wholly-Owned Subsidiaries.

                  1986 Original Purchase Price Premium: The amount calculated by the Company's independent auditors, which amount shall be determined by the application of purchase accounting rules, including without limitation by reference to the amount equal to the excess of (a) the sum of (i) the aggregate amount of cash and the value of Class A Common Stock of the Company paid by the Company on June 24, 1986 for all the shares of EMC common stock and (ii) the aggregate amount of expenses incurred by the Company which are directly attributable to the purchase by the Company of such shares and related transactions, over (b) the amount of stockholders' equity and deferred taxes appearing on the consolidated balance sheet of EMC and its subsidiaries prepared in accordance with GAAP at the time immediately preceding June 24, 1986.

                  1986 Purchase Price Adjustment: For any period, the amount attributable to the amortization of the 1986 Original Purchase Price Premium that is deducted in computing Net Income for such period.

                  15.2. Accounting Terms. For the purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meaning assigned to them in accordance with GAAP.

                  16. Expenses, etc. Whether or not the transactions contemplated by this Agreement shall be consummated, the Company agrees to pay on demand all expenses in connection with such transactions and in connection with any amendments or waivers (whether or not the same become effective) under or in respect of this Agreement and the Notes and Warrants purchased by you, including, without limitation: (a) the cost and expenses of preparing and duplicating this Agreement, the Operative Agreements, the Notes and the Warrants, of furnishing all opinions by counsel for the Company and all certificates on behalf of the Company, and of the Company's performance of and compliance with all agreements and conditions contained herein on its part to be performed or complied with; (b) the cost of delivering to your principal office, insured to your satisfaction, the Notes delivered to you upon any substitution of Notes pursuant to section 11, the Warrants delivered to you upon any substitution of Warrants pursuant to the Warrant and of your delivering any Notes or Warrants, insured to your satisfaction, upon any such substitution or exchange; (c) the reasonable fees, expenses and disbursements of your special counsel in connection with the negotiation, preparation and review of this Agreement, the Operative Agreements, the Notes and the Warrants, and in connection with any amendments or waivers (whether or not the same become effective) of any thereof; and (d) the reasonable out-of-pocket expenses incurred by you in connection with such transactions and any such amendments or waivers. The Company also agrees to pay, and to save you and each holder of any Notes or Warrants harmless from, all claims, demands or liabilities asserted against you in respect of the fees, if any, of brokers, finders or investment bankers or other similar fees and any and all liabilities with respect to any taxes (including interest and penalties) which may be payable in respect of the execution and delivery of this Agreement, the issue of the Notes and Warrants at the Closing and any amendment or waiver under or in respect of this Agreement, the Operative Agreements, the Notes or the Warrants.

                  17. Survival of Representations and Warranties. All representations and warranties contained in this Agreement or otherwise made in writing in any Officers' Certificate delivered to you by or on behalf of the Company in connection with the transactions contemplated by this Agreement shall survive the execution and delivery of this Agreement, any investigation at any time made by you or on your behalf, and the purchase of the Notes and Warrants by you under this Agreement and any disposition of the same, payment of the Notes or exercise of the Warrants; provided, however, that the benefits of this sentence may only be invoked by the holders of the Notes. All statements contained in any Officers' Certificate delivered by or on behalf of the Company pursuant to this Agreement or in connection with the transactions contemplated by this Agreement shall be deemed representations and warranties of the Company under this Agreement.

                  18. Amendments and Waivers. Any term of this Agreement or of the Notes may be amended and the observance of any term of this Agreement or of the Notes may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and

                  (a) in the case of any such action prior to the Closing, you; and

                  (b) in the case of any action subsequent to the Closing, the holders of at least 51% in principal amount of the Notes at the time outstanding (excluding any Notes directly or indirectly owned by the Company or any of its Affiliates), provided that, without the prior written consent of the holders of all the Notes at the time outstanding (excluding any Notes directly or indirectly owned by the Company or any of its Affiliates), no such amendment or waiver shall (i), subject to the last paragraph of section 13, change the maturity or the principal amount of, or reduce the rate or change the time of payment of interest on, or change the amount or the time of payment of any principal or premium payable on any prepayment of, any Note, (ii) reduce the aforesaid percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, (iii) change the percentage of the principal amount of the Notes the holders of which may declare the Notes to be due and payable as provided in section 13, or (iv) decrease the percentage of the principal amount of the Notes the holders of which may rescind and annul any such declaration as provided in section 13.

Any amendment or waiver effected in accordance with this section 18 shall be binding upon each holder of any Note at the time outstanding, each future holder of any Note and the Company.

                  19. Indemnification. The Company will indemnify and hold harmless you, your directors, officers, employees and each person, if any, who controls you within the meaning of the Securities Act or the Exchange Act (any and all of whom are referred to as the "Indemnified Party") from and against any and all losses, claims, damages and liabilities, joint or several (including all legal fees or other expenses reasonably incurred by any Indemnified Party in connection with the preparation for or defense of any pending or threatened claim, action or proceeding, whether or not resulting in any liability), to which such Indemnified Party may become subject (whether or not such Indemnified Party is a party thereto) under any applicable federal or state law or otherwise caused by or arising out of, or allegedly caused by or arising out of, this Agreement or any transaction contemplated hereby, other than losses, claims, damages or liabilities resulting from any representation made by you in section 6, or the transfer of any Notes or Warrants in violation of any applicable law or regulation.

                  Promptly after receipt by an Indemnified Party of notice of any claim, action or proceeding with respect to which an Indemnified Party is entitled to indemnity hereunder, such Indemnified Party will notify the Company of such claim or the commencement of such action or proceeding, provided that the failure of an Indemnified Party to give notice as provided herein shall not relieve the Company of its obligations under this section 19 with respect to such Indemnified Party, except to the extent that the Company is actually prejudiced by such failure. The Company will assume the defense of such claim, action or proceeding and will employ counsel satisfactory to the Indemnified Party and will pay the fees and expenses of such counsel. Notwithstanding the preceding sentence, the Indemnified Party will be entitled, at the expense of the Company, to employ counsel separate from counsel for the Company and for any other party in such action if the Indemnified Party reasonably determines that a conflict of interest or other reasonable basis exists which makes representation by counsel chosen by the Company not advisable, provided that the Company shall not be obligated to pay for the fees and expenses of more than one counsel for all Indemnified Parties. In the event an Indemnified Party appears as a witness in any action or proceeding brought against the Company (or any of its officers, directors or employees) in which an Indemnified Party is not named as a defendant, the Company agrees to reimburse such Indemnified Party for all expenses incurred by it (including fees and expenses of counsel) in connection with its appearing as a witness.

                  20. Notices, etc. Except as otherwise provided in this Agreement, notices and other communications under this Agreement shall be in writing and shall be delivered, telexed, telecopied or sent by other means of electronic telecommunications or shall be mailed, return receipt requested, by first-class mail, postage prepaid, addressed, (a) if to you, at the address set forth in the Schedule of Purchasers or at such other address as you shall have furnished to the Company in writing, except as otherwise provided in section 12 with respect to payments on Notes held by you or your nominee, or (b) if to any other holder of any Note, at such address as such other holder shall have furnished to the Company in writing, or, until any such other holder so furnishes to the Company an address, then to and at the address of the last holder of such Note who has furnished an address to the Company, or (c) if to the Company, at 300 Sixth Avenue - Suite 800, Pittsburgh, PA 15222, to the attention of the President, with a copy to Eckert Seamans Cherin & Mellott, 600 Grant Street, Pittsburgh, PA 15219, to the attention of Robert C. McCartney, or at such other address, or to the attention of such officer, as the Company shall have furnished to you and each such other holder in writing, provided that the failure to deliver copies as requested above shall not affect the validity of the notice otherwise sent to the Company, or (d) all notices to the Agent for the Banks under the Bank Credit Agreement, as from time to time amended, or to any other authorized agent of holders of Superior Debt, at Pittsburgh National Bank, Pittsburgh National Building, Fifth Avenue and Wood Street, Pittsburgh, PA 15222, to the attention of the Special Industries Department, or at such other address as the holders of Superior Debt shall have furnished to you in writing. Any notice or other communication so addressed shall be deemed to be given when received by the addressee.

                  21. Specific Performance. Without limiting your rights to pursue all other legal and equitable rights available to you for any failure of the Company to perform its obligations under this Agreement, the Company acknowledges and agrees that the remedy at law for any failure to perform its obligations hereunder would be inadequate and that you shall be entitled to specific performance, injunctive relief or other equitable remedies in the event of any such failure.

                  22. Miscellaneous. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto, whether so expressed or not, and, in particular, shall inure to the benefit of and be enforceable by any holder or holders at the time of any Notes, and, to the extent specified herein, any Institutional Holder. Except as stated in section 17, this Agreement embodies the entire agreement and understanding between you and the Company and supersedes all prior agreements and understandings relating to the subject matter hereof. THIS AGREEMENT AND THE NOTES SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK. The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

                  If you are in agreement with the foregoing, please sign the form of agreement on the accompanying counterparts of this letter and return one of the same to the Company, whereupon this letter shall become a binding agreement between you and the Company.

                                       Very truly yours,

                                       EMC HOLDINGS, INC.


                                       By:  _________________________
                                            Title:

The foregoing Agreement is
hereby agreed to as of the
date thereof.

THE NORTHWESTERN MUTUAL LIFE
  INSURANCE COMPANY

By: ________________________
    Title:

NATIONAL UNION FIRE INSURANCE
  COMPANY OF PITTSBURGH, PA.

By: ________________________
    Title: Vice President